UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
CKX, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CKX, INC.
650 Madison Avenue
New York, New York 10022

November 2, 2009

Dear Stockholders:

On behalf of the Board of Directors and Management of CKX, Inc., I cordially invite you to attend our 2009 Annual Meeting of Stockholders to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York at 11:00 a.m., Eastern Standard Time, on Friday, December 18, 2009. Holders of CKX stock are being asked to vote on the matters listed in the accompanying Notice of Annual Meeting and Proxy Statement.

This year we have elected to take advantage of the new Securities and Exchange Commission rule that allows us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will help lower our costs and reduce the environmental impact of our annual meeting materials. Beginning on November 6, 2009, a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice of Internet Availability”) will be mailed to our stockholders. This Notice of Internet Availability contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote over the Internet, by telephone or by completing, signing and mailing a proxy card. We appreciate your interest in and support of CKX and look forward to seeing you at the annual meeting.

ROBERT F.X. SILLERMAN
Chairman of the Board and
Chief Executive Officer

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

CKX, INC.

Important Notice Regarding the Availability of Proxy Materials for the CKX, Inc. Annual Stockholder Meeting to Be Held on Friday, December 18, 2009

The Proxy Statement, Annual Report and other proxy materials are available at:
http://bnymellon.mobular.net/bnymellon/ckxe

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

CKX, Inc.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before December 4, 2009 to facilitate timely delivery.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:
(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone: 1-888-313-0164 (outside of the U.S and Canada call 201-680-6688)

Email: shrrelations@bnymellon.com
(you must reference your 11-digit control number in your email)

Internet: http://bnymellon.mobular.net/bnymellon/ckxe

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE

This is not a proxy card. You cannot use this notice to vote your shares.

Dear CKX, Inc. Stockholder:

The 2009 Annual Meeting of Stockholders of CKX, Inc. (the “Company”) will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York, on Friday, December 18, 2009, at 11:00 a.m. (Eastern Standard time).

Proposals to be considered at the Annual Meeting:

(1) the election of nine directors;

(2)	ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm; and
(3) such other business as may properly come before the meeting or any adjournment(s) thereof.

Management recommends a vote “FOR” Items 1 and 2.

The Board of Directors has fixed the close of business on October 30, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting.

The following Proxy Materials are available for you to review online:

•	the Company’s 2009 Proxy Statement (including all attachments thereto);
•	the Company’s Annual Report for the year ended December 31, 2008 (which is not deemed to be part of the official proxy soliciting materials); and
•	any amendments to the foregoing materials that are required to be furnished to stockholders.

To request a paper copy of the Proxy Materials,
(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:	1-888-313-0164 (outside of the U.S and Canada call 201-680-6688),
Email:	shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)
Internet:	http://bnymellon.mobular.net/bnymellon/ckxe

The Proxy Materials for CKX, Inc. are available to review at:

http://bnymellon.mobular.net/bnymellon/ckxe

Have this notice available when you request a PAPER copy of the Proxy Materials, when you want to view your proxy materials online
OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET
http://www.proxyvoting.com/ckxe

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the top right hand side of the website click on “Vote Now” to access the electronic proxy card and vote your shares. Have this letter in hand when you access the website. You will need to reference the 11-digit control number located below.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where will the annual meeting be held?

A:	The annual meeting of stockholders of CKX, Inc. (“CKX” or, the “Company”) will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, beginning at 11:00 a.m., Eastern Standard Time, on December 18, 2009.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

A:	Pursuant to new rules adopted by the Securities and Exchange Commission, we are providing access to the Company’s proxy materials over the Internet rather than printing and mailing the proxy materials to all stockholders. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to stockholders (or e-mailed, in the case of stockholders that have previously requested to receive proxy materials electronically) starting on or around November 6, 2009. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, shareholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this document.

Q:	Who is making this proxy solicitation?

A:	The Notice of Internet Availability is furnished to our stockholders of record as of the close of business on October 30, 2009, the record date for the annual meeting (the “Record Date”), as part of the solicitation of proxies by the CKX board of directors for use at the annual meeting and any adjournment or postponement of the annual meeting.

Q:	What am I being asked to vote on at the annual meeting?

A:	At the annual meeting, you will be asked to consider and vote on:

• a proposal to elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified;

• a proposal to ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009; and

• to transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

At present, we know of no other matters to be presented for stockholder action at the annual meeting.

Q:	How does the CKX board of directors recommend that I vote?

A:	Our board of directors recommends that you vote your shares “FOR” the election of each of the nine nominees named herein to our board of directors and “FOR” the ratification of the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm.

Q:	What vote is required to approve each proposal?

A:	In the election of directors, the nine persons receiving the highest number of “FOR” votes will be elected. The proposal regarding the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the outstanding shares present in person or represented by properly executed proxies and entitled to vote at the annual meeting for approval.

Q.	What is the quorum requirement with respect to the annual meeting?

A:	The presence, in person or by properly executed proxies, of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote at the annual meeting will constitute a quorum. Abstentions are counted as present for the purpose of determining the presence of a quorum.

Q:	Under what circumstances will the annual meeting be adjourned?

A:	Although it is not expected, the annual meeting may be adjourned in the absence of a quorum for the purpose of obtaining a quorum. Any adjournment may be made without notice, other than by an announcement made at the annual meeting, by the Chairman of the board of directors or by affirmative vote of a majority of the stockholders entitled to vote at the annual meeting who are present in person or by properly executed proxies at the annual meeting.

Q:	What shares can be voted at the annual meeting?

A:	All shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), Series B Convertible Preferred Stock (“Series B Preferred Stock”) and Series C Convertible Preferred Stock (“Series C Preferred Stock”) that you own as of the Record Date may be voted by you. You may cast one vote per share of the Company’s Common Stock, Series B Preferred Stock and Series C Preferred Stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between a holder of record and a beneficial owner of CKX stock?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held as a holder of record and those beneficially owned.

Holders of Record

If your shares of CKX stock are registered directly in your name with our transfer agent, BNY Mellon, you are considered the holder of record with respect to those shares and the Notice of Internet Availability is being sent directly to you by BNY Mellon. As the holder of record, you have the right to grant your voting proxy directly to CKX or to vote in person at the annual meeting.

Beneficial Owners

If your shares of CKX stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability is being forwarded to you by your broker or nominee, who is considered the holder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares of the Company’s Common Stock, Series B Preferred Stock and Series C Preferred Stock held directly in your name as the holder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	You may direct your vote without attending the annual meeting by either of the following methods:

By Internet

You may vote by using the Internet, http://www.proxyvoting.com/ckxe, to submit your voting instructions. Please have your Notice of Internet Availability handy when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

By telephone:

You may vote by calling 1-866-540-5760. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. Please have your Notice of Internet Availability handy when you call and follow the instructions.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A proxy card may also be mailed to you, at the Company’s option, beginning on or after the tenth day following the mailing of the Notice of Internet Availability. In either case, a postage-paid envelope will be provided along with the proxy card.

Internet and telephone voting for shareholders of record will be available until 11:59 PM Eastern Time on December 17, 2009. A mailed proxy card must be received by December 17, 2009 in order to be voted at the Annual Meeting. The availability of Internet and telephone voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by Internet or telephone, you do not have to return your proxy card or voting instruction card.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting by revoking your proxy.

If you are a holder of record of CKX stock, you may revoke your proxy by:

• attending the annual meeting and voting your shares in person at the annual meeting. Your attendance at the annual meeting alone will not revoke your proxy — you must also vote at the annual meeting;

• filing an instrument in writing with the Company’s Secretary stating that you would like to revoke your proxy; or

• filing another duly executed proxy bearing a later date with the Company’s Secretary so that it arrives prior to the annual meeting.

You should send your revocation or new proxy card to the Company’s Secretary, Kraig G. Fox, at CKX, Inc., 650 Madison Avenue, New York, New York 10022.

If you are a beneficial owner of the Company’s stock and you instructed a broker or other nominee to vote your shares, you must follow your broker’s directions for changing those instructions.

Q:	What does it mean if I receive more than one Notice of Internet Availability?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice of Internet Availability that you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and in a Current Report on Form 8-K and publish final results in our Annual Report on Form 10-K for the fiscal year ending December 31, 2009.

Q:	How does the Company determine when to hold the annual meeting?

A:	Historically, we have held our annual meeting during the second quarter of each year following the filing of our Annual Report on Form 10-K for the prior fiscal year. Due to various circumstances and timing concerns, we held our annual meeting for 2008 and will hold our annual meeting for 2009 in December of each year. Commencing with 2010, we intend to return to our original schedule of holding our annual meetings of stockholders during the second quarter of each year.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have any questions about any of the proposals to be presented at the annual meeting or how to vote, or if you need additional copies of the proxy statement or the proxy card or voting instructions, you should contact:

CKX, INC.
650 Madison Avenue
New York, New York 10022
Attn: Kraig G. Fox, Secretary

THE 2009 ANNUAL MEETING OF STOCKHOLDERS

General

We are furnishing this notice of annual meeting and proxy statement to our stockholders in connection with the solicitation of proxies by the CKX board of directors for use at the 2009 Annual Meeting of Stockholders to be held on December 18, 2009, and at any adjournment, postponement or continuation thereof. This notice of annual meeting and proxy statement is first being furnished to stockholders of CKX on or about November 6, 2009.

Date, Time and Place

The annual meeting of stockholders will be held on December 18, 2009, at 11:00 a.m.., Eastern Standard Time, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York.

Matters to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on:

•	a proposal to elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009; and

•	to transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

At present, we know of no other matters to be presented for stockholder action at the annual meeting.

Record Date

We have fixed the close of business on October 30, 2009 as the Record Date for determination of the stockholders entitled to notice of and to attend and vote at the annual meeting.

Vote Required

As of the close of business on the Record Date, there were 93,039,593 shares of the Company’s Common Stock outstanding, 1,491,817 shares of the Company’s Series B Preferred Stock outstanding and 1 share of the Company’s Series C Preferred Stock outstanding and entitled to vote at the annual meeting. Each share of our Common Stock outstanding as of the Record Date will be entitled to one vote. Each share of our Series B Preferred Stock and Series C Preferred Stock will be entitled to vote on an as converted basis, with each share entitled to one vote. A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by properly executed proxies, of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote at the annual meeting will constitute a quorum. If a quorum is not present at the annual meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Votes for and against and abstentions will each count as being present to establish a quorum.

In the election of directors, the nine persons receiving the highest number of “FOR” votes will be elected. The proposal regarding the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the outstanding shares present in person or represented by properly executed proxies and entitled to vote at the annual meeting for approval.

The annual meeting shall be presided over by the Chairman of the Board and the Secretary of CKX shall act as secretary of the annual meeting. An inspector of election appointed for the annual meeting will tabulate the votes cast by proxy or in person at the meeting. The inspector of election will determine whether or not a quorum is present.

Series C Preferred Stock Voting Rights.

In addition to its right to vote in the general election of members to our board of directors, the holder of the Series C Preferred Stock is entitled to elect one member to the Company’s board of directors (the “Series C Director”). Ms. Priscilla Presley currently serves on our board of directors as the Series C Director and the holder of the Series C Preferred Stock has confirmed its election of Ms. Presley to continue to serve as the Series C Director until the next annual meeting of stockholders or earlier removal by the holder of the Series C Preferred Stock in accordance with the Company’s Certificate of Incorporation.

Voting of Proxies; Abstentions

In the election of directors, you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the other proposal. All shares of the Company’s stock represented by properly executed proxies received before or at the annual meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” the election of management’s nine nominees for membership on our board of directors and “FOR” ratification of the Company’s independent registered public accounting firm. You are urged to mark the box on the card to indicate how to vote your shares.

Please note that if your shares are held of record by a broker, bank or nominee and you wish to vote at the annual meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the annual meeting, will not be voted.

Abstentions will have no effect on the outcome of the election of directors. With respect to the ratification of the Company’s independent registered public accounting firm, abstentions will be counted for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the annual meeting. As a result, abstentions with respect to the proposals to ratify the Company’s independent registered public accounting firm will have the effect of votes against the proposal.

Revocability of Proxies

The grant of a proxy on the proxy card does not preclude a holder of record of the Company’s stock from voting in person at the annual meeting. If you are a holder of record of the Company’s stock, you may revoke a proxy at any time prior to your proxy being voted at the annual meeting by:

•	attending the annual meeting and voting your shares in person at the annual meeting. Your attendance at the annual meeting alone will not revoke your proxy — you must also vote at the annual meeting;

•	filing an instrument in writing with the Company’s Secretary, Kraig G. Fox, at CKX. Inc., 650 Madison Avenue, New York, New York 10022, stating that you would like to revoke your proxy; or

•	filing another duly executed proxy bearing a later date with the Company’s Secretary, Kraig G. Fox, at CKX, Inc., 650 Madison Avenue, New York, New York 10022, so that it arrives prior to the annual meeting.

If you are a stockholder of record and choose to revoke your proxy in writing you must indicate the number of shares to which such revocation relates. The written notification revoking your proxy or a later-dated signed proxy card changing your vote must arrive before the annual meeting takes place in order to be acknowledged and reflected in the vote.

If you are a beneficial owner of CKX stock and you instructed a broker or other nominee to vote your shares, you must follow your broker’s directions for changing those instructions.

If an adjournment occurs, it will have no effect on the ability of stockholders as of the Record Date to exercise their voting rights or to revoke any previously delivered proxies. We do not expect to adjourn the annual meeting for a period of time long enough to require the setting of a new record date for such meeting.

Adjournments

Although it is not expected, the annual meeting may be adjourned in the absence of a quorum for the purpose of obtaining a quorum. Any adjournment may be made without notice, other than by an announcement made at the annual meeting. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow CKX stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Solicitation of Proxies and Expenses of Solicitation

CKX generally will bear the cost of the solicitation of proxies in the provided form from our stockholders. In addition to solicitation by mail and Internet, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original availability of the proxies and other soliciting materials, we will request that brokerage houses and other custodians, nominees and fiduciaries make available copies of the proxy and other soliciting materials to the beneficial owners of stock held of record by such persons and request authority for the exercise of proxies. In those cases, we will reimburse such company’s custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with doing so.

CKX BOARD OF DIRECTORS

The Company’s board of directors is currently comprised of 10 members, with one vacancy: Robert F.X. Sillerman (Chairman), Edwin M. Banks, Edward Bleier, Jerry L. Cohen, Simon Fuller, Carl D. Harnick, Jack Langer, Priscilla Presley, Mitchell J. Slater and Howard J. Tytel. On December 18, 2008, Michael G. Ferrel and Bruce Morrow did not stand for re-election at the 2008 annual meeting of stockholders. In addition, Mr. Ferrel resigned his position as President of the Company. In notifying the Company of his intention to step down from his executive role and directorship, Mr. Ferrel, who is a resident of Massachussetts, cited his desire to spend more time with his family and to focus on personal investments. Mr. Morrow cited an increased business schedule, primarily related to his weekly radio broadcast on Sirius XM Satellite Radio, as the primary reason for his decision not to continue on the board. As a result, the size of the Company’s board of directors was decreased from 13 members to 11 members. On January 12, 2009, John D. Miller resigned as a member of the Board of Directors. Mr. Miller had proposed that the Company consider making an investment in an unaffiliated company in which he holds an equity interest and for which he serves as a paid advisor. Mr. Miller notified the Company that he was resigning to minimize any perceived or potential conflict of interest arising from such consideration and potential investment.

On October 30, 2009, Mitchell J. Slater, a director and Chief Operating Officer of the Company since February 2005, notified the Company that he would not seek re-nomination or re-election to the Company’s board of directors at the 2009 annual meeting of stockholders. Further, upon the expiration of the term of his current employment agreement with the Company (February 7, 2010), Mr. Slater will vacate the position of Chief Operating Officer to pursue outside business interests. As Mr. Slater develops new business opportunities, CKX will, on a case by case basis, consider investing in such ventures. Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, has expressed his intention to personally invest in Mr. Slater’s non-competitive ventures. In addition, the Company and Mr. Slater are exploring the possibility of Mr. Slater continuing to provide services for and on behalf of the Company in some capacity following the expiration of his employment agreement.

As a result of Mr. Slater not standing for re-election, the Company’s board of directors will decrease the size of the board from 11 members to 10 members effective as of the date of the Company’s annual meeting of stockholders. However, the Nominating and Corporate Governance Committee of the board of directors is actively conducting interviews with potential candidates to serve as members of the board. To the extent that the board determines to add one or more new directors, the size of the board may be increased subsequent to the upcoming annual meeting to accommodate the addition of such new directors.

During 2008, the board of directors held seven meetings and acted by unanimous written consent three times. Every director attended at least 75% of the meetings of the board of directors, either in person or telephonically, except for Mr. Morrow. Members of each committee attended all meetings of their respective committees.

Corporate Governance Guidelines

The Company has Corporate Governance Guidelines which provide, among other things, that a majority of the Company’s board of directors must meet the criteria for independence required by The NASDAQ Stock Market® and that the Company shall at all times have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which committees will be made up entirely of independent directors. The Corporate Governance Guidelines also outline director responsibilities, provide that the board of directors shall have full and free access to officers and employees of the Company and require the board of directors to conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines can be found on the Company’s website at www.ckx.com.

As a result of the vacancy on the Company’s board of directors resulting from the resignation of Mr. Miller in January 2009, the Company is not in compliance with Nasdaq Rule 4350(c)(1) which requires that the Company maintain a majority of independent directors. Under Nasdaq Rule 4350(c)(1), the Company is required to gain regain compliance with the board composition by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with these requirements provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the failure to comply with these requirements, the Company instead will have 180 days from such event to regain compliance. If each of the director nominees are elected to serve at the upcoming annual meeting of stockholders, the Company will regain compliance with the aforementioned Nasdaq requirements.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics, which is applicable to all our employees and directors, including our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Director of Legal and Governmental Affairs. The Company also maintains a separate Code of Ethics for Senior Financial Management which applies to our Chief Executive Officer, Chief Financial Officer and other officers in our finance department. The Code of Business Conduct and Ethics was filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Current Report on Form 8-K, filed on February 8, 2005 and can also be found on the Company’s website at www.ckx.com.

Board Committees

The following chart sets forth the current membership of each board committee and the number of meetings held during 2008. The board of directors reviews and determines the membership of the committees at least annually.

		Number of
Committee	Members	Meetings

Audit Committee*	Carl D. Harnick (Chairman) Jack Langer Jerry L. Cohen	6
Compensation Committee*	Edwin M. Banks (Chairman) Edward Bleier Jack Langer	9
Nominating and Corporate Governance Committee	Jack Langer (Chairman) Edward Bleier Jerry Cohen	1

*	John D. Miller served as a member of the Audit Committee and as Chairman of the Compensation Committee until his resignation from the board on January 12, 2009. Edwin M. Banks filled the vacancy on the Compensation Committee that resulted from Mr. Miller’s resignation, and the resulting vacancy on the Audit Committee was filled by Jerry L. Cohen.

Information about the committees, their respective roles and responsibilities and their charters is set forth below.

Audit Committee

The Audit Committee is comprised of Messrs. Harnick, Langer and Cohen. Mr. Harnick is the Chairman of the Audit Committee. The Audit Committee assists our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including the selection of our outside auditors, review of the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls and the annual independent audit of our financial statements.

All members of the Audit Committee are independent within the meaning of the rules and regulations of the SEC, the requirements of The NASDAQ Stock Market® and our Corporate Governance Guidelines. In addition, Mr. Harnick is qualified as an audit committee financial expert under the regulations of the SEC and has the accounting and related financial management expertise required by The NASDAQ Stock Market®. The Audit Committee’s charter is attached to this proxy statement as Annex A and can also be found on the Company’s website at www.ckx.com.

Compensation Committee

The Compensation Committee is comprised of Messrs. Banks, Bleier and Langer. Mr. Banks is the Chairman of the Compensation Committee. The Compensation Committee represents our Company in reviewing and approving the executive employment agreements with our Chief Executive Officer, President, Chief Operating Officer, Director of Legal and Governmental Affairs and Chief Financial Officer. The Compensation Committee also reviews management’s recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the board of directors with respect thereto. The Compensation Committee also administers the Company’s stock option and incentive plans, including our 2005 Omnibus Long-Term Incentive Compensation Plan and is authorized to act on behalf of the board of directors with respect thereto. All members of the Compensation Committee are independent within the meaning of the rules and regulations of the SEC, the requirements of the NASDAQ Stock Market® and our Corporate Governance Guidelines. The Compensation Committee’s charter can be found on the Company’s website at www.ckx.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Bleier, Cohen and Langer. Mr. Langer is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the board for election as directors of our Company, including the slate of directors proposed by our board of directors for election by stockholders at our annual meetings of stockholders. The Nominating and Corporate Governance Committee also advises and makes recommendations to the board of directors on all matters concerning directorship practices and recommendations concerning the functions and duties of the committees of the board of directors. To assist in formulating such recommendations, the Nominating and Corporate Governance Committee utilizes feedback that it receives from the board of directors’ annual self-evaluation process, which it oversees and which includes a committee and director self-evaluation component. The Nominating and Corporate Governance Committee developed and recommended to the board of directors Corporate Governance Guidelines and will review, on a regular basis, the overall corporate governance of our Company. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the rules and regulations of the SEC, the requirements of the NASDAQ Stock Market® and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee’s charter can be found on the Company’s website at www.ckx.com.

When considering the nomination of directors for election at an annual meeting of stockholders or, if applicable, a special meeting of stockholders, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a present need on the board of directors. The Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and all necessary and appropriate inquiries into the background and qualifications of possible candidates. The Nominating and Corporate Governance

Committee does not currently have a policy whereby it will consider recommendations from stockholders for its director nominees, though it intends to adopt such a policy during the Company’s 2010 fiscal year.

Communications by Stockholders with Directors

The Company encourages stockholder communications to the CKX board of directors and/or individual directors. Stockholders who wish to communicate with the CKX board of directors or an individual director should send their communications to the care of Kraig G. Fox, Secretary, CKX, Inc., 650 Madison Avenue, New York, New York 10022. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. Mr. Fox will maintain a log of such communications and will transmit as soon as practicable such communications to the Chairman of the Audit Committee or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr. Fox.

Director Attendance at Annual Meetings

CKX will make every effort to schedule its annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the CKX annual meeting of stockholders.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Employee directors do not receive any separate compensation for their board service. Non-employee directors receive the compensation described below.

For 2008, non-employee directors received an annual fee of $80,000, paid half in cash and half in shares of restricted Common Stock, or at their election all in shares of restricted Common Stock (see below), plus $1,000 for attendance at each meeting of our board of directors and $750 for attending each meeting of a committee of which he is a member. The chairperson of the Audit Committee received an additional annual fee of $50,000 and each of the other members of the Audit Committee received an additional fee of $10,000 for serving on the Audit Committee, all of which were paid in cash. The chairpersons of each other committee received an additional annual fee of $10,000 and each of the other members of such committees received an additional annual fee of $5,000, all of which were paid in cash. All non-employee directors have the option to elect to receive 100% of their compensation in shares of restricted Common Stock. The Company pays non-employee directors on a quarterly basis and prices all grants of Common Stock at the closing price on the last day of the quarter for which such fees relate

Effective April 1, 2009, the annual fee paid to directors was increased to $85,000, still paid half in cash and half in shares of restricted Common stock, or at the election of each director all in shares of restricted Common Stock. The annual fee payable to the chairperson of the Compensation Committee was increased to $25,000.

Messrs. Edwin Banks, Jerry Cohen and John Miller were members of a special committee formed to evaluate and oversee CKX’s proposed merger transaction with 19X, Inc. and its investments in FX Luxury Realty LLC and its successor, FX Real Estate and Entertainment Inc. Each special committee member was compensated for serving as a member of the special committee. The CKX board of directors authorized these payments to compensate the members of the special committee for the significant additional time commitment required of them in connection with their duties and responsibilities as members of the special committee. Mr. Banks, the chairman of the special committee, received a monthly fee of $7,500 for each of April, May and June of 2008, and each other member of the special committee received a monthly fee of $7,500 for May 2008, which were the months that involved the greatest level of work and time commitment from the members of the committee. For the months of January, February, March, July, August, September, October and November 2008, with respect to Mr. Banks, and for the months of January, February, March, April, June, July, August, September, October, and November 2008, with respect to the other members of the special committee, each received $2,500 per month in connection with the merger transaction. For the year ended December 31, 2008, Mr. Banks received special committee fees totaling $42,500 and each other member of the special committee received special committee fees totaling $32,500. The special committee was dissolved shortly following the termination of the merger agreement with 19X, Inc., which occurred on November 1, 2008.

In addition, the independent members of CKX’s board of directors (which includes the members of the special committee) met numerous times to discuss and consider the amendments to and termination of the merger transaction. As compensation for the additional time commitment involved in such meetings, the independent members of our board of directors who are not members of the special committee (Messrs. Bleier, Harnick, Langer and Morrow) were paid a meeting fee of $1,000, the same fee such directors receive for attending a meeting of the board of directors, for attendance at such meetings. For the year ended December 31, 2008, Mr. Harnick received special meeting fees totaling $5,000, Messrs. Bleier and Langer received special meeting fees totaling $4,000 and Mr. Morrow received special meeting fees totaling $3,000.

The total compensation received by our non-employee directors during fiscal year 2008 is shown in the following table (1):

	Fees Earned or	Stock
	Paid in Cash	Awards		Total
Name	($)	($)(2)		($)

Edwin M. Banks	$89,750	$39,991		$129,741
Edward Bleier	$64,250	$60,531		$124,781
Jerry L. Cohen(3)	$35,750	$112,295		$148,045
Carl D. Harnick	$105,250	$88,278	(4)	$193,528
Jack Langer	$83,750	$157,106	(5)	$240,856
John D. Miller	$110,750	$60,531		$171,281
Bruce Morrow	$46,750	$60,531		$107,281

(1)	Represents compensation actually paid during the year ended December 31, 2008, which includes compensation for the fourth quarter of 2007 and the first three quarters of 2008.

(2)	All stock awards are made in shares of Common Stock and are granted under the Company’s 2005 Omnibus Long-Term Incentive Compensation Plan. In 2008, Mr. Cohen received 10,734 shares and each of Messrs. Banks, Bleier, Harnick, Langer, Miller and Morrow received 4,649 shares.

(3)	Mr. Cohen elected to receive all his director compensation in shares of Common Stock.

(4)	Includes 2,500 shares of Common Stock that ceased to be subject to forfeiture on January 7, 2008 and 2,500 shares of Common Stock that vested on June 27, 2008. All 5,000 of such shares of restricted Common Stock were granted in June 2005 in consideration for services provided in connection with the completion of the Company’s June 2005 public offering that went beyond the normal requirements of serving as a director or on a committee of the board of directors, as well as for Mr. Harnick’s commitment to continue to serve as chairman of the Audit Committee for a period of five years.

(5)	Includes 5,000 shares of Common Stock that ceased to be subject to forfeiture on January 7, 2008 and 5,000 shares of Common Stock that vested on June 27, 2008. All 10,000 of such shares of restricted Common Stock were granted in June 2005 in consideration for services provided in connection with the completion of the Company’s June 2005 public offering that went beyond the normal requirements of serving as a director or on a committee of the board of directors, as well as for Mr. Langer’s commitment to continue to serve as a financial expert on the board of directors as well as Chairman of the Nominating and Corporate Governance Committee for a period of five years

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information regarding the number of shares of CKX common stock beneficially owned on October 30, 2009 by each person who is known by us to beneficially own 5% or more of our common stock, each of our directors and executive officers, and all of our directors and executive officers, as a group.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the exercise of options and warrants or the conversion of convertible securities. Accordingly, common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of October 30, 2009 have been included in the table with respect to the beneficial ownership of the person or entity owning the options and warrants, but not with respect to any other persons or entities.

Applicable percentage of ownership for each holder is based on 93,039,593 shares of our common stock outstanding on October 30, 2009, plus any presently exercisable stock options and warrants held by each such holder, and options and warrants held by each such holder that will become exercisable or convertible within 60 days after such date. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Except as otherwise set forth below, the address of each of the persons listed below is c/o CKX, Inc., 650 Madison Avenue, New York, New York 10022.

	Shares
	Beneficially		Percentage of
Name and Address of Beneficial Owner	Owned		Common Stock

Beneficial Owners of 5% or More
The Huff Alternative Fund, L.P.	13,946,612	(1)	15.0%
Capital Research Global Investors	7,850,000	(2)	8.4%
BlackRock, Inc.	6,962,948		7.5%
Directors and Executive Officers:
Robert F.X. Sillerman	19,183,311	(3)	20.6%
Mitchell J. Slater	3,067,983	(4)	3.3%
Howard J. Tytel	2,665,494	(5)	2.9%
Thomas P. Benson	1,370,780		1.5%
Simon Fuller	629,227	(6)	*
Edwin M. Banks	16,020	(7)	*
Edward Bleier	27,643	(8)	*
Jerry L. Cohen	51,696	(9)	*
Carl D. Harnick	50,643	(10)	*
Jack Langer	75,643	(11)	*
Priscilla Presley	6,000		*
All directors and executive officers as a group (11 individuals)	27,084,440		29.1%

*	Represents less than 1%.

(1)	Includes shares of common stock owned of record by an affiliated limited partnership of The Huff Alternative Fund, L.P. William R. Huff possesses the sole power to vote and dispose of all securities of CKX held by these two Huff entities, subject to certain internal compliance procedures.

(2)	Consists of common stock owned of record by SMALLCAP World Fund, Inc. (6,250,000 shares) and American Funds Insurance Series, Global Small Capitalization Fund (1,600,000 shares). Capital Research and Management Company (CRMC), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to these two funds. Capital Research Global Investors, a division of CRMC, is deemed to be the beneficial owner of shares held by these funds for ownership reporting purposes under Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(3)	Includes (i) 1,009,389 shares of common stock owned of record by Mr. Sillerman; (ii) 14,617,530 shares of common stock owned of record by Mr. Sillerman which shares have been pledged, together with certain other collateral, to secure a personal loan extended by Deutsche Bank Trust Company Americas to Mr. Sillerman, (iii) 1,000,000 shares of common stock owned of record by Laura Baudo Sillerman, Mr. Sillerman’s spouse, and (iv) 2,556,392 shares of common stock owned of record by Sillerman Capital Holdings, L.P., a limited partnership controlled by Mr. Sillerman through a trust for the benefit of Mr. Sillerman’s descendants.

(4)	Includes: (i) 2,569,548 shares of common stock owned of record by Mr. Slater; and (ii) 498,435 shares of common stock owned of record by Mitchell J. Slater 2004 GRAT.

(5)	Includes: (i) 2,126,232 shares of common stock owned of record by Mr. Tytel and Sandra Tytel, Mr. Tytel’s spouse, as tenants in common with rights of survivorship; (ii) 419,262 shares of common stock owned of record by the Sandra Tytel 1998 Trust for the benefit of Jennifer Tytel; and (iii) 120,000 shares of Common stock owned by the Tytel Family Foundation.

(6)	Includes (i) 369,227 shares of common stock issued in connection with our acquisition of 19 Entertainment Limited, (ii) 200,000 shares of restricted common stock issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan and (iii) 60,000 shares of common stock underlying presently exercisable stock options owned by Mr. Fuller.

(7)	Issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan

(8)	Includes 25,643 shares of restricted common stock issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan and 2,000 shares of common stock purchased on the open market.

(9)	Issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan. Mr. Cohen has elected to received all of his director compensation in shares of common stock.

(10)	Includes: (i) 25,643 shares of restricted common stock issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan; and (ii) 25,000 shares of restricted common stock granted in June 2005 in consideration for services provided in connection with the completion of our June 2005 public offering that went beyond the normal requirements of serving as a director or on a committee of the board of directors, as well as for Mr. Harnick’s commitment to continue to serve as chairman of the Audit Committee for a period of five years. One half of the shares received by Mr. Harnick are subject to restrictions which lapse ratably over five years, beginning on the first anniversary of the date of the grant, and the remaining shares are subject to forfeiture, on a pro rata basis, in the event Mr. Harnick voluntarily resigns his position prior to the expiration of the five-year term. Of the 25,000 shares granted in June 2005, 5,000 remain subject to restrictions or forfeiture.

(11)	Includes: (i) 25,643 shares of restricted common stock issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan; and (ii) 50,000 shares of restricted common stock granted in June 2005 in consideration for services provided in connection with the completion of the our public offering that went beyond the normal requirements of serving as a director or on a committee of the board of directors, as well as for Mr. Langer’s commitment to continue to serve as a financial expert on the board of directors and chairman of the Nominating and Corporate Governance Committee for a period of five years. One half of the shares received by Mr. Langer are subject to restrictions which lapse ratably over five years, beginning on the first anniversary of the date of the grant, and the remaining shares are subject to forfeiture, on a pro rata basis, in the event Mr. Langer voluntarily resigns his position prior to the expiration of the five-year term. Of the 50,000 shares granted in June 2005, 10,000 remain subject to restrictions or forfeiture.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below shows information with respect to our equity compensation plans and individual compensation arrangements as of December 31, 2008. For a description of our 2005 Omnibus Long-Term Incentive Compensation Plan, see “Executive Compensation and Related Matters — Components of Compensation for Named Executive Officers.”

(a)
	Number of	(b)
	Securities to be	Weighted-Average	(c)
	Issued Upon	Exercise Price of	Number of
	Exercise of	Outstanding	Securities
	Outstanding	Options,	Remaining
	Options, Warrants	Warrants and	Available for
Plan Category	and Rights	Rights	Future Issuance
	(#)	($)	(#)

Equity compensation plans approved by security holders	712,100	$11.42	2,807,911
Equity compensation plans not approved by security holders	—	—	—

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, officers and persons who own more than 10% of our outstanding Common Stock to file with the SEC initial reports of ownership and changes in ownership of our Common Stock. Such individuals are also required to furnish us with copies of all such ownership reports they file.

Based solely on information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, the Company believes that during 2008, all SEC filings of its directors and executive officers and persons who own more than 10% of its outstanding Common Stock were timely filed.

EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES OF CKX, INC.

The following table sets forth information regarding our executive officers, directors and director nominees.

Name	Age	Position

Robert F.X. Sillerman	61	Chief Executive Officer, Chairman of the Board
Mitchell J. Slater	48	Senior Executive Vice President, Chief Operating Officer, Director, Member of the Office of the Chairman
Howard J. Tytel	63	Senior Executive Vice President, Director of Legal and Governmental Affairs, Director, Member of the Office of the Chairman
Thomas P. Benson	47	Executive Vice President, Chief Financial Officer, Treasurer, Director
Simon Fuller	49	Chief Executive Officer, 19 Entertainment Limited, Director, Member of the Office of the Chairman
Edwin M. Banks	47	Director
Edward Bleier	80	Director
Jerry L. Cohen	76	Director
Carl D. Harnick	74	Director
Jack Langer	60	Director
Priscilla Presley	64	Director
Bryan Bloom	51	Director Nominee

Robert F.X. Sillerman was appointed Chief Executive Officer and Chairman of the Board of Directors effective February 7, 2005. Since January 10, 2008, Mr. Sillerman has also served as Chairman and Chief Executive Officer of FX Real Estate and Entertainment Inc. Mr. Sillerman was Chairman of FXM, Inc., a private investment firm, from August 2000 through February 2005. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through the present. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc. from its formation in December 1997 through its sale to Clear Channel Communications, in August 2000.

Mitchell J. Slater was appointed Senior Executive Vice President, Chief Operating Officer, director and Member of the Office of the Chairman effective February 7, 2005. Prior to that, Mr. Slater was Executive Vice President of FXM, Inc. since August 2000. Mr. Slater served as Executive Vice President of SFX Entertainment from January 1997 through August 2000. Mr. Slater also owns The Slater Group, a private investment company, established in 2001, that owned Metropolitan Entertainment, an independent concert promotion company. Mr. Slater served as Executive Chairman of Metropolitan from March 2002 through the sale of that company in December 2002. Mr. Slater is the President and serves on the Board of Directors of LIFEbeat — The Music Industry Fights AIDS. Mr. Slater also serves as a Trustee of the Garden School. Mr. Slater is not standing for re-election to the Company’s board of directors at the 2009 annual meeting of stockholders. Upon the expiration of his current employment agreement with the Company (February 7, 2010), Mr. Slater will vacate the position of Chief Operating Officer of the Company.

Howard J. Tytel was appointed Senior Executive Vice President, Director of Legal and Governmental Affairs, director and Member of the Office of the Chairman effective February 7, 2005. Prior to that, since August 2000, Mr. Tytel was Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. Mr. Tytel served as Executive Vice President, General Counsel, Secretary, a Member of the Office of the Chairman and a director of SFX Entertainment from December 1997 through August 2000.

Thomas P. Benson was appointed Executive Vice President, Chief Financial Officer and Treasurer effective February 7, 2005. Mr. Benson has served as Chief Financial Officer and a director of FX Real Estate and Entertainment Inc. from January 2008 until February 2009 and January 2009, respectively. Mr. Benson also serves as Executive Vice President and Chief Financial Officer of MJX Asset Management, and serves on the management advisory committee of FXM Asset Management. Mr. Benson has been with MJX since November 2003. Mr. Benson was Chief Financial Officer at FXM, Inc. from August 2000 until February 2005. Mr. Benson served as a Senior Vice President and Chief Financial Officer of SFX Entertainment from March 1999 to August 2000, and as the Vice President, Chief Financial Officer and a director of SFX Entertainment from December 1997.

Simon Fuller has served as Chief Executive Officer of 19 Entertainment Limited since founding the company in 1985, and he was appointed as a director and Member of the Office of the Chairman on July 28, 2005. While at 19 Entertainment, Mr. Fuller has been responsible for the creation and development of many successful ventures, including the Spice Girls, S Club 7, the management of David and Victoria Beckham and artists such as Annie Lennox and Cathy Dennis, and the development of the Pop Idol and American Idol series. Prior to forming 19 Entertainment, from 1981 to 1985, Mr. Fuller worked at Chrysalis Music in music publishing (Chrysalis Music Limited) and A&R (Chrysalis Records). Since January 2000, Mr. Fuller has been an investor in and director of Popworld Limited, a multi-artist pop music brand and online portal with online and offline brand relationships with commercial partners.

Edwin M. Banks was appointed to our board of directors on February 8, 2005. Mr. Banks is a founder of Washington Corner Capital Management, LLC, an investment management company. Mr. Banks served as the Chief Investment Officer of WRH Partners, a private investment firm, and as a Senior Portfolio Manager for W. R. Huff Asset Management Co., L.L.C., an investment management firm, from June 1988 through October 2006. Mr. Banks is currently a director of Virgin Media, where he serves as the chairman of the compensation committee, and CVS Caremark, Inc.

Edward Bleier was appointed to our board of directors on February 7, 2005. Mr. Bleier is a director of RealNetworks, Inc., a leading Internet creator of digital media services and software. For 34 years, until his retirement as Senior Advisor in December 2003, Mr. Bleier was an executive of Warner Bros., Inc. From 1986 through 2000, he was President of the division responsible for broadcast and cable networks, pay-television and video-on-demand. He also previously served on Warner Communications’ strategy committee, as President of Warner Bros. Animation, and oversaw the broadcast of certain sports properties. In May 2005, Mr. Bleier was appointed to the Board of Directors of Blockbuster, Inc. and is also on the advisory board of Drakontas, Inc. He is a member of the Council on Foreign Relations and serves as a trustee of The Charles A. Dana Foundation. He is the author of the New York Times’ best selling book entitled “The Thanksgiving Ceremony.”

Jerry L. Cohen was appointed to our board of directors on February 7, 2005. Mr. Cohen has associated for more than nine years with Tishman Speyer, one of the largest and oldest real estate development organizations in the United States. Prior to that, from 1992 to 1998, Mr. Cohen was Vice Chair and a member of the Board of Directors of Cushman & Wakefield, Inc. Mr. Cohen is a partner of Yankee Global Enterprises. Mr. Cohen is a member of the Board of Overseers of New York University’s Stern School of Business.

Carl D. Harnick was appointed to our board of directors on February 7, 2005. Mr. Harnick served as Vice President and Chief Financial Officer of Courtside Acquisition Corp from March 18, 2005 through July 2007. Mr. Harnick was a partner with Ernst & Young and its predecessor for thirty years, retiring from the firm in September 1997. Since leaving Ernst & Young, Mr. Harnick has provided financial consulting services to various organizations, including Alpine Capital, a private investment firm, at various times since October 1997. He was a director of Platinum Entertainment, Inc., a recorded music company, from April 1998 through June 2000, Classic Communications, Inc., a cable television company, from January 2000 through January 2003, and Sport Supply Group, Inc., a direct mail marketer of sporting goods, from April 2003 through August 2004. Mr. Harnick has been the Treasurer as well as a Trustee for Prep for Prep, a charitable organization, for more than fifteen years.

Jack Langer was appointed to our board of directors on February 7, 2005. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer was Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer was the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer was Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of SBA Communications Corp., and Atlantic Broadband Group.

Priscilla Presley was appointed to our board of directors by the holder of the Series C Convertible Preferred Stock on February 8, 2005. Ms. Presley has been a director of Metro-Goldwyn-Mayer Inc. since November 2000. From 1981 to 1998, Ms. Presley served as Chairperson of Elvis Presley Enterprises, Inc. In 2006, Ms. Presley launched a collection of luxury bed linens called “The Priscilla Presley Collection.” Ms. Presley is currently working in an executive producer capacity on a remake of the Peter Sellers film, “The Party,” with Darren Star and Dreamworks and is developing a play based on her life story.

Bryan Bloom is a nominee to our board of directors. Mr. Bloom has been employed by W.R. Huff Asset Management Co., L.L.C. and its affiliates for the past fifteen years. Prior to being employed by Huff, he was a tax partner at the law firm of Shanley & Fisher, P.C. Mr. Bloom is a Trustee of the Adelphia Recovery Trust, is on the Board of Directors of FX Real Estate & Entertainment, Inc., and serves on numerous private boards. He has been and observer to the Board of CKX for the past three years. He has been an adjunct professor at the graduate tax program at the Fairleigh Dickenson University and authored and lectured for the American Institute of Certified Public Accountants.

RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

Under the terms of their employment agreements, certain employees of the Company, including Messrs. Tytel and Benson, are permitted to spend a portion of their time providing services for Mr. Sillerman and MJX Asset Management LLC, a company managed by Mr. Sillerman in which Messrs. Ferrel, Tytel, Slater and Benson are also investors. In addition, certain non-management employees of the Company provide services for Mr. Sillerman and/or MJX Asset Management LLC. The compensation committee of the Company’s board of directors reviews the amount of time spent on outside endeavors by the Company’s employees on a quarterly basis, and to the extent the compensation committee believes any such employee is engaging in outside activities at a level whereby he is being compensated by the Company for the time spent on such outside activities, the compensation committee may require that the employee reduce the level of outside services being performed, and further, may require that the recipient of such services (either Mr. Sillerman or MJX Asset Management LLC) reimburse the Company for the compensation attributable to the time spent thereon. In 2008, the compensation committee determined that certain non-management employees of the Company had provided services to Mr. Sillerman with an aggregate value of $159,706. Mr. Sillerman’s salary for the year ended December 31, 2008 was reduced by such amount to compensate the Company for such services. In 2007, the compensation committee determined that employees of the Company had provided services to MJX Asset Management LLC and/or Mr. Sillerman with an aggregate value of $128,120. Mr. Sillerman’s salary for the year ended December 31, 2007 was reduced by such amount to compensate the Company for such services.

Exercise of Amended Call Option

In March 2005, in connection with the acquisition of 19 Entertainment, certain sellers of 19 Entertainment entered into a Put and Call Option Agreement that provided them with certain rights whereby, during a period of 20 business days beginning March 17, 2011, the Company could exercise a call right to purchase the common stock of such stockholders at a price equal to $24.72 per share and these sellers could exercise a put right to sell the common stock to the Company at a price equal to $13.18 per share. Of the 1,672,170 shares of common stock covered by the Put and Call Option Agreement, 1,507,135 were held by Simon Fuller.

On June 8, 2009, the Company entered into an amendment to the Put and Call Option Agreement with Mr. Fuller. Pursuant to the amendment, the call price with respect to 1,138,088 of Mr. Fuller’s shares (the “Interim Shares”) was reduced to $13.18 per share and the exercise periods for the put and call of such shares were accelerated to allow for their exercise at any time commencing on the date of the amended agreement. The terms of the original Put and Call Option Agreement remain in place with respect to Mr. Fuller’s remaining 369,047 shares of our common stock.

Immediately following execution of the amendment to the Put and Call Option Agreement, the Company exercised its call option with respect to the Interim Shares and paid to Mr. Fuller a gross purchase price of $15.0 million. The Company paid the full purchase price out of cash on hand. The Interim Shares purchased by the Company were recorded as treasury shares. The Company recorded a cost of $0.8 million for payroll-related taxes associated with the exercise of the call option.

The remaining redeemable restricted common stock under the put and call option is a single equity instrument. As the stock is puttable to the Company at the option of these sellers, these shares are presented in the accompanying consolidated balance sheet as temporary equity under the heading Redeemable Restricted Common Stock at an estimated fair value inclusive of the put/call rights; the fair value of the remaining 534,082 shares is $7.3 million.

Terminated Merger Agreement

On June 1, 2007, CKX entered into an Agreement and Plan of Merger (as amended on August 1, 2007, September 27, 2007, January 23, 2008 and May 27, 2008 the “Merger Agreement”) with 19X, Inc., a Delaware corporation (“19X”), and 19X Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of 19X. 19X was initially formed for an unrelated purpose and has had no operations or business other than as contemplated by the Merger Agreement, including the related financings. Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly owned subsidiary of CKX, are the sole current stockholders of 19X.

On November 1, 2008, 19X delivered a letter to the Board of Directors of CKX terminating the Merger Agreement. Pursuant to the terms of the Merger Agreement, 19X was required to pay a termination fee of $37.5 million. Subsequently, Mr. Sillerman, on behalf of 19X, paid the termination fee comprised of $37.0 million by delivery of 3,339,350 shares of CKX common stock, at the contractually agreed to assumed valuation provided for in the Merger Agreement of $11.08 per share, with the remainder of the termination fee ($0.5 million) paid in cash.

Transactions Involving FX Real Estate and Entertainment Inc.

During 2008, the Company engaged in a series of transactions with FX Real Estate and Entertainment Inc. (“FXRE”) [NASDAQ: FXRE], each of which is described below. The following information about FXRE is provided solely as background for the description of the historical transactions between the Company and FXRE. The Company does not own any interest in FXRE, has not guaranteed any obligations of FXRE nor is it a party to any continuing material transactions with FXRE.

FXRE owns 17.72 contiguous acres of land located on the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada. The Las Vegas property is currently occupied by a motel and several commercial and retail tenants. FXRE has disclosed that, as a result of the failure to repay all of the obligations owed to the lenders under the outstanding $475 million mortgage loan on FXRE’s Las Vegas property at maturity (January 6, 2009), its Las Vegas subsidiaries received a Notice of Trustee’s Sale, pursuant to which on November 18, 2009 the trustee will cause the Las Vegas property to be sold at a public auction to the highest bidder for cash so as to satisfy the outstanding obligations to the first lien lenders secured by the property. FXRE has previously disclosed that the Las Vegas property has been under the exclusive possession and control of a court-appointed receiver, at the request of the first lien lenders, since June 23, 2009. FXRE has further disclosed that neither it nor its subsidiaries are able to cure the default and satisfy such outstanding amounts and therefore are considering all possible legal options, including bankruptcy proceedings.

Terminated License Agreements

In June 2007, Elvis Presley Enterprises, Inc. (EPE) entered into a worldwide license agreement with FXRE granting FXRE the exclusive right to utilize Elvis Presley-related intellectual property in connection with the development, ownership and operation of Elvis Presley-themed hotels, casinos and certain other real estate-based projects and attractions around the world. Muhammad Ali Enterprises, LLC (the “Ali Business”) also entered into a worldwide license agreement with FXRE, granting FXRE the right to utilize Muhammad Ali-related intellectual property in connection with Muhammad Ali-themed hotels and certain other real estate-based projects and attractions.

Under the terms of the license agreements, FXRE was required to pay to EPE and the Ali Business a specified percentage of the gross revenue generated at the properties that incorporate the Elvis Presley and Muhammad Ali intellectual property, as applicable. FXRE was required to pay a guaranteed annual minimum royalty during each year of the agreement, which amount was to be recoupable against royalties paid during such year as described above. The aggregate guaranteed minimum royalty due for 2007 was $10.0 million, which amount was paid, together with interest of $0.4 million in April 2008.

On March 9, 2009, following FXRE’s failure to make the $10 million annual guaranteed minimum royalty payments for 2008 when due, EPE and the Ali Business entered into a Termination, Settlement and Release agreement with FXRE, pursuant to which the parties agreed to terminate the EPE and Ali Business license agreements and to release each other from all claims related to or arising from such agreements. In consideration for releasing FXRE from any claims related to the license agreements, EPE and the Ali Business will receive 10% of any future net proceeds or fees received by FXRE from the sale and/or development of the Las Vegas properties, up to a maximum of $10 million. FXRE has the right to buy-out this participation right at any time prior to April 9, 2014 for a payment equal to (i) $3.3 million, plus (ii) 10% of any proceeds received from the sale of some or all of the Las Vegas properties during such buy-out period and for nine months thereafter, provided that the amount paid under (i) and (ii) shall not exceed $10 million.

Shared Services Agreement

Prior to June 30, 2009, CKX was party to a shared services agreement with FXRE, pursuant to which certain of our employees, including members of senior management, provided services for FXRE, and certain of FXRE’s employees, including members of senior management, were available to provide services for CKX. The services provided pursuant to the shared services agreement included management, legal, accounting and administrative. The agreement was terminated by mutual agreement of the parties effective as of June 30, 2009.

Charges under the shared services agreement were made on a quarterly basis and were determined by taking into account a number of factors, including but not limited to, the overall type and volume of services provided, the individuals involved, the amount of time spent by such individuals and their current compensation rate with the Company with which they are employed. Each quarter, representatives of the parties met to (i) determine the net payment due from one party to the other for provided services performed by the parties during the prior calendar quarter, and (ii) prepare a report in reasonable detail with respect to the provided services so performed, including the value of such services and the net payment due. The parties were required to use their reasonable, good-faith efforts to determine the net payments due in accordance with the factors described in above. Charges under the shared services agreement were reviewed by the Audit Committee.

For the year ended December 31, 2008, CKX has billed FXRE $1.6 million for professional services, primarily accounting and legal services, performed under the shared services agreement. FXRE paid $1.3 million of the 2008 shared services costs prior to year-end. The $0.3 million outstanding at December 31, 2008 was paid to the Company in February 2009.

Loan to Promenade Trust

On September 29, 2008, the Company made a loan to The Promenade Trust in the amount of approximately $0.5 million. The Promenade Trust holds the Company’s Series B Convertible Preferred Stock and is the owner of the minority equity interest in the Presley Business. The loan, which bore interest at the rate of 2.38% per annum, was settled on November 7, 2008.

Loan Prepayment

On December 19, 2008, the Company prepaid $500,000 of principal payment due in February 2012 under the Company’s subordinated promissory note that was issued in connection with the acquisition of the Presley Business. The Company recorded a $25,000 gain on this transaction. On July 14, 2009, the Company prepaid an additional $300,000 principal payment due in February 2012 under this note.

650 Madison Avenue

The Company subleases from a third party 16,810 square feet, comprising the entire 16th and a portion of the 15th floors at 650 Madison Avenue, for its principal corporate offices in New York, New York. The remainder of the 15th floor at 650 Madison Avenue is subleased from the same sublessor by Flag Anguilla Management (“Flag Anguilla”), a company in which Robert F.X. Sillerman is the majority shareholder. Both the CKX and Flag Anguilla subleases had cross default provisions, so that a default by Flag Anguilla under its sublease could result in the sublessor calling a default under the CKX sublease, thereby forcing CKX to vacate its office space. For administrative convenience and to protect CKX from any cross default risk, CKX had historically paid the rent for the full space directly to the sublessor, and Flag Anguilla had then immediately reimbursed CKX for its portion of the monthly rent ($42,000). Starting in October 2008, Flag Anguilla stopped reimbursing CKX for its portion of the monthly rent. In order to avoid a potential cross default as referenced above, CKX elected to continue to make payment on the full space and seek payment after the fact from Flag Anguilla. As of January 31, 2009, CKX had made unreimbursed rental and related payments (including real estate taxes and operating expenses) for the benefit of Flag Anguilla in the amount of $212,626. All amounts paid by the Company on behalf of Flag Anguilla were reimbursed to the Company in March 2009. The Company did not make any further payments on Flag Anguilla’s behalf in respect of rent due in 2009.

Following payment of the outstanding amounts referenced above, effective April 1, 2009, the Company reached an agreement with Flag Anguilla, Flag Luxury Properties, a company in which Robert F.X. Sillerman owns approximately 33% of the outstanding equity, and FXRE, pursuant to which (i) Flag Anguilla assigned its sublease for the 15th floor to CKX, and (ii) CKX sublicensed a portion of such space to each of Flag Anguilla, Flag Luxury Properties and FXRE. The terms of these agreements run concurrent with the term of CKX’s sublease for the space (expiring in 2013). CKX is responsible for payment of the full rental amount each month to the sublandlord, and each of Flag Anguilla, Flag Luxury Properties and FXRE will pay its pro rata share of the rent for the space it occupies to CKX, with such payments to be made on the first day of every month during the term. Each agreement is terminable at the option of Flag Anguilla, FXRE or Flag Luxury Properties, as the case may be, on 90 days written notice, and is terminable at the option of CKX upon the failure of Flag Anguilla, FXRE or Flag Luxury Properties, as the case may be, to make a single rental payment when due, subject to a five (5) day cure period.

Director and Director Nominee Independence

Our board has determined that the following directors and director nominee are independent within the meaning of the rules and regulations of The NASDAQ Stock Market®: Edwin M. Banks; Edward Bleier; Jerry L. Cohen; Carl D. Harnick; Jack Langer and Bryan Bloom.

As a result of the vacancy on the Company’s board of directors resulting from the resignation of Mr. Miller in January 2009, the Company is not in compliance with Nasdaq Rule 4350(c)(1) which requires that the Company maintain a majority of independent directors. Under Nasdaq Rule 4350(c)(1), the Company is required to gain regain compliance with the board composition by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with these requirements provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the failure to comply with these requirements, the Company instead will have 180 days from such event to regain compliance. If each of the director nominees are elected to serve at the upcoming annual meeting of stockholders, the Company will regain compliance with the aforementioned Nasdaq requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The election of nine directors is proposed by the board of directors, each director to hold office, in accordance with the Company’s Certificate of Incorporation and Bylaws, for a term of one year or until his or her successor is duly elected and qualified. In addition, the holder of the Series C Preferred Stock has confirmed its election of Ms. Presley to continue to serve as the Series C Director until the next annual meeting of stockholders or until her successor is duly elected and qualified. Except for Bryan Bloom, all of the director nominees are current members of the Company’s board of directors.

In accordance with the board of director’s recommendation, the proxy holders will vote the shares covered by their respective proxies for the election of each of the nine director nominees set forth below (excluding the Series C Director), unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the board of directors. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Director Nominees and Recommendation of our Board of Directors

Information about each director nominee, including the director’s business experience, independence status and service on the boards of directors of other publicly traded companies and investment companies, is set forth under “Executive Officers and Directors of CKX, Inc.”

Robert F.X. Sillerman	Not Independent
Simon Fuller	Not Independent
Howard J. Tytel	Not Independent
Edwin M. Banks	Independent
Edward Bleier	Independent
Bryan Bloom	Independent
Jerry L. Cohen	Independent
Carl D. Harnick	Independent
Jack Langer	Independent

Our board of directors unanimously recommends that you vote “FOR” the election of each of the director nominees named above.

Series C Director

In addition to its right to vote in the general election of members to our board of directors, the holder of the Series C Preferred Stock is entitled to elect one member to the Company’s board of directors, referred to herein as the “Series C Director.” Ms. Priscilla Presley currently serves on our board of directors as the Series C Director and the holder of the Series C Preferred Stock has confirmed its election of Ms. Presley to continue to serve as the Series C Director until the next annual meeting of stockholders or earlier removal by the holder of the Series C Preferred Stock in accordance with the Company’s Certificate of Incorporation. Ms. Presley has been deemed not to be an independent director. Holders of the Company’s Common Stock are not entitled to vote in the election of the Series C Director.

PROPOSAL No. 2

RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009, subject to stockholder ratification. The Audit Committee has reviewed Deloitte & Touche LLP’s independence from the Company as described in the “Report of the Audit Committee.” In appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009 and in recommending that the Company’s stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence from the Company and has determined that such services do not impair Deloitte & Touche LLP’s independence.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of the Company’s outstanding stock present in person at the annual meeting or represented by proxy is required for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009.

Our board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three directors, each of whom, in the judgment of the Company’s board of directors, is “independent” within the meaning of regulations of the SEC and the requirements of The NASDAQ Stock Market®. The Audit Committee is comprised of Messrs. Harnick, Langer and Cohen. The board of directors has determined that Mr. Carl Harnick is an audit committee financial expert as defined in the rules of the SEC. The Audit Committee acts pursuant to a written charter that has been adopted by the Company’s board of directors. A copy of the charter is attached to this proxy statement as Annex A and can be found on the Company’s website at www.ckx.com.

Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon, and issuing a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. It should be noted that it is not the responsibility of the Audit Committee to provide the Company with accounting or auditing advice.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for its fiscal year ended December 31, 2008. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008:

(1) The Audit Committee reviewed and discussed the audited financial statements with management;

(2) The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the material required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, (as may be modified or supplemented); and

(3) The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the independence of the independent registered public accounting firm.

Based on the review and discussion referred to above, the Audit Committee recommended to the Company’s board of directors, and the board of directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC.

Members of the Audit Committee

Carl D. Harnick, Chairman
Jack Langer
Jerry Cohen

SERVICES PROVIDED BY THE INDEPENDENT PUBLIC ACCOUNTANT AND FEES PAID

The following table sets forth the fees paid by the Company and its subsidiaries for services rendered by Deloitte & Touche LLP for the years ended December 31, 2008 and December 31, 2007:

	2008	2007

Audit Fees(1)	$2,778,652	$3,464,496
Audit-Related Fees	—	—
Tax Fees(2)	81,855	188,231
All Other Fees	—	—

Total	$2,860,507	$3,652,727

(1)	Audit fees in 2008 include $82,000 related to acquisition-related services and the Company’s proposed terminated merger transaction. Audit fees in 2007 include $950,889 related to work associated with the Company’s investment in FXRE and the Company’s terminated merger transaction.

(2)	Tax fees related to tax compliance, advice and planning.

Audit Committee Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee maintains a pre-approval policy with respect to material audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the accountant’s independence. Before engaging the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee, or entered into pursuant to the pre-approval policy. Pre-approval authority may be delegated to one or more members of the Audit Committee. Any non-audit work by the Company’s independent registered public accounting firm that commences prior to approval by the Audit Committee is subject to a full refund of all fees paid by the Company.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee of the board of directors has responsibility for overseeing all aspects of the compensation program for the Chief Executive Officer and the other named executive officers of the Company who report to the Chief Executive Officer. In addition, the Committee reviews and approves the annual compensation packages, including incentive compensation programs, for the members of senior management of each of the Company’s subsidiaries and divisions. The Compensation Committee also administers the Company’s 2005 Omnibus Long-Term Incentive Compensation Plan. The Compensation Committee members are Edwin Banks (Chairman), Edward Bleier and Jack Langer, all of whom have been deemed by the board of directors to be independent within the meaning of the rules and regulations of the SEC, our Company’s Corporate Governance Guidelines, the regulations of The NASDAQ Stock Market® and Section 162(m) of the Internal Revenue Code.

The Compensation Committee has retained an independent compensation consultant, Lyons, Benenson & Company Inc., to assist the Compensation Committee in fulfilling its responsibilities and to provide advice with respect to all matters relating to executive compensation and the compensation practices of similar companies. The consultant is engaged by, and reports directly to, the Compensation Committee. Harvey Benenson generally attends all meetings of the Compensation Committee on behalf of Lyons, Benenson & Company Inc. The Compensation Committee also regularly consults with the Company’s in-house legal department and outside counsel and has authority under its charter to retain independent outside counsel if it deems necessary.

Overview of Compensation Program

Our philosophy on senior executive compensation is to ensure that all elements of the Company’s compensation program work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve the Company’s strategy, goals and objectives. The Compensation Committee and the Company are also committed to the principles inherent in paying for performance and structure the compensation program to deliver rewards for exemplary performance and to withhold rewards and impose other consequences in the absence of such performance.

The specific objectives of the compensation program are to:

•	Ensure that the interests of the Company’s executives are aligned with those of its stockholders;

•	Offer a total compensation program that is competitive with the compensation offered by the companies with which the Company competes for executive talent;

•	Provide incentive to achieve financial goals and objectives, both in terms of financial performance and stockholder value; and

•	Provide opportunity for reward that fosters executive retention.

Components of Compensation for Named Executive Officers

The key elements of annual executive compensation are base salary, annual performance incentive awards and long-term incentive awards. In considering appropriate levels of annual and long-term incentive compensation, the Company takes into account the extent to which existing incentives, including each executive’s existing stock ownership in the Company and the existence or lack of any vesting provisions or restrictions on resale with respect thereto, provide a sufficient degree of economic incentive to continue the Company’s success. The Committee also reviews and analyzes the compensation of key executive officers in other communications and entertainment companies and may be guided in its decision making by the results of such analyses. The companies comprising this “peer” group for 2008 were: 4kids Entertainment, Inc.; Cablevision Systems Corporation; DreamWorks Animation SKG, Inc.; Gaiam, Inc.; Liberty Media Interactive; Lions Gate Entertainment Corp.; Live Nation, Inc.; Marvel Entertainment, Inc.; Sirius XM Radio, Inc.; Six Flags, Inc.; Viacom Inc.; and World Wrestling Entertainment, Inc. The Committee used this group to consider the form and structure of compensation elements among communications and entertainment companies having some characteristics in common with CKX. Because of the substantial differences in the size of several companies in the peer group relative to CKX, the Committee relied on a subset of the full group to determine the reasonableness of compensation levels for the company’s key executives.

Base Salary

The Compensation Committee annually reviews the base salaries of the Chief Executive Officer and other named executive officers of the Company, including Messrs Fuller, Ferrel (prior to his resignation in December 2008), Slater, Tytel and Benson. The salaries of the Chief Executive Officer and the other named executive officers were first set when they entered into employment agreements with the Company in 2005 to reflect the nature and responsibility of each of their respective positions and to retain a management group with a proven track record. The Company believes that entering into employment agreements with its most senior executives helps ensure that the Company’s core group of managers will be available to the Company and its stockholders on a long-term basis. The employment agreements of Messrs. Sillerman, Ferrel, Slater, Tytel and Benson provide for a base salary that escalates annually by an amount not less than the greater of five percent or the rate of inflation. The base salary for each named executive officer may be raised in excess of this amount upon the recommendation and approval of the Compensation Committee. None of the named senior executives are guaranteed a bonus payment under the terms of his employment agreement. For a detailed description of the employment agreements see “Employment Agreements” below.

In accordance with annual practice, the Compensation Committee reviewed the salaries of these executive officers following the conclusion of 2008 and ratified the increase in the base salary of 5% for each of Messrs. Sillerman, Slater, Tytel and Benson for 2009, the same as the increase in 2008. The decision not to adjust the base salaries of the senior executive officers by an amount greater than the minimum required by their employment agreements, despite the fact that the Company achieved its strategic and financial objectives for the year, was motivated primarily by management’s and the Compensation Committee’s desire to approach compensation conservatively. Mr. Ferrel’s employment agreement was terminated upon his resignation as President of the Company on December 18, 2008. While Mr. Fuller’s employment agreement does not require a minimum annual increase, it does require that his salary be reviewed annually and the Compensation Committee approved an increase in his base salary of 5% for 2009.

Annual Incentives

2008 Bonuses

For 2008, the Compensation Committee determined, at the recommendation of management, that no formal annual incentive compensation plan for the Company’s named executive officers would be adopted for 2008. This decision was made, in large part, in light of the proposed merger with 19X. The Committee and senior management determined not to attempt to construct a bonus plan on the operating results of a public company which, if the merger transaction had closed, would then have become applicable to a private company, given the expectation that the private company would have different financial constraints.

While the Committee did not adopt a formal bonus plan for the senior executives at the beginning of 2008, management and the Compensation Committee believed that the overall performance of the Company during this particularly challenging year warranted the payment of bonuses to a number of executives. In considering the payment of bonuses, the Committee retrospectively considered criteria that they believed would have been considered had a bonus plan been established at the outset of the year. The Committee also considered competitive compensation levels among our peer group companies in determining the range of possible bonuses.

In determining Mr. Sillerman’s bonus amount for 2008, the Committee developed a formula that incorporated the OIBDAN and revenue budget goals established by management at the outset of 2008, and then weighted the performance relative to budget for the Company on a consolidated basis and for each of its divisions. The budget targets and formulaic weighting are reflected in the following charts:

Budget Targets

	OIBDAN	Revenue
CKX (consolidated)	$85.5 million	$271.2 million
19 Entertainment	$80.5 million	$204.8 million
Elvis Presley Enterprises	$20.0 million	$59.9 million
Muhammad Ali Enterprises	$3.7 million	$6.5 million

Formulaic Weighting

	OIBDAN		Revenue
CKX (consolidated)	50%		10%
19 Entertainment	15%		5%
Elvis Presley Enterprises	10%		5%
Muhammad Ali Enterprises	2	1/2%	2	1/2%

Based on the advice of its compensation consultant and relying on industry data, the Committee determined that an appropriate target bonus for the Chief Executive Officer would be 200% of annual salary. As a result, Mr. Sillerman’s presumptive target bonus for 2008 was set at $1,550,000. A bonus funding formula was established wherein 50 percent of the target bonus would be deemed earned at 90 percent achievement of budgeted goals, 100 percent of the target bonus would be deemed earned at 100 percent achievement and 200 percent of the target bonus would be deemed earned at 120 percent achievement, with a sliding scale of escalation between performance thresholds. Notwithstanding the use of OIBDAN and Revenue as separate performance criteria, if a business unit achieved less than 90 percent of its OIBDAN goal, there would be no bonus funding in respect of that unit regardless of revenue performance relative to revenue goal (For example, see EPE in chart below).

Based on the audited financial results for the year ended December 31, 2008, the Company exceeded its revenue budget for the year (108.0%) and fell slightly below its OIBDAN budget (96.9%). 19 Entertainment exceeded both its revenue and OIBDAN budgets (101.8% and 113.9%, respectively). Elvis Presley Enterprises fell short of 90% of its OIBDAN test, thus negating any payout with respect to the performance of that division. Muhammad Ali Enterprises fell short of both its revenue and OIBDAN budgets. The table below evidences the target bonus for each category calculated based on the total presumptive target bonus of $1,550,000 and the percentage allocated to each category as described in the chart above, the percent achievement in each category as compared to the budget targets and the bonus payable in each category as a result of such performance.

Category	Target Bonus	Percent Achievement	Resulting Bonus
CKX — OIBDAN	$775,000	96.9%	$540,200
CKX — Revenue	155,000	108.0	217,200
19E — OIBDAN	232,500	101.8	253,700
19E — Revenue	77,500	113.9	131,600
EPE — OIBDAN	155,000	89.8	0
EPE — Revenue	77,500	92.6	0
MAE — OIBDAN	38,750	28.7	0
MAE — Revenue	38,750	63.5	0
Total	$1,550,000		$1,142,700

As the table above indicates, application of the bonus formula would have resulted in a proposed bonus of $1,142,700. The Committee next evaluated Mr. Sillerman’s performance with respect to a number of non-financial subjective performance criteria, including strategy development, acquisition strategy and execution, leadership, Board relations and management succession planning, to determine if the formulaic bonus amount should be supplemented or reduced. Based on this analysis, the Committee determined to increase the bonus amount by $7,300, resulting in a bonus of $1,150,000 for 2008.”

With respect to Mr. Fuller, the Committee did not apply a formulaic analysis in determining his bonus amount. As such, we propose to address this comment in the Company’s to-be-filed proxy statement by amending Mr. Fuller’s bonus discussion as follows:

For Mr. Fuller, the Committee considered the performance of 19 Entertainment, the unit he heads, and noted that 19 Entertainment exceeded both its revenue and OIBDAN budgets for the year. The Committee was also mindful of Mr. Fuller’s efforts (and the corresponding results) in continuing to build significantly the brand equity of the “Idol” franchise. Based on these factors, but without applying any formulaic analysis to Mr. Fuller’s performance, the Committee approved Mr. Sillerman’s recommendation of a 2008 bonus of £1,000,000 ($1,448,910) for Mr. Fuller.

For Messrs. Tytel, Slater and Benson, the Committee considered the financial results of the Company and its divisions, most notably revenue and OIBDAN performance as compared to budgeted amounts, competitive compensation levels, and such individuals’ very significant respective contributions in managing the Company in the face of a difficult economy and uncertainty surrounding the Company’s ongoing status as a public or private entity. Because the bonus amounts recommended by Mr. Sillerman for Messrs. Tytel, Slater and Benson were reasonable in view of performance and were well within the range of competitive practice, the Committee elected not to apply a formulaic analysis and approved the 2008 bonuses of $275,000 each for Messrs. Tytel and Slater, and $225,000 for Mr. Benson.

2009 Incentive Plan

In March 2009, the Committee adopted an annual incentive compensation plan for 2009 for each of Messrs. Sillerman, Fuller, Slater, Tytel and Benson. The 2009 annual incentive compensation plan provides a target bonus for each executive and establishes financial performance goals for the Company which, if achieved at varying levels, results in payment of an escalating percentage of such target bonus to the executives. The Committee selected OIBDAN-based financial targets to measure achievement because it considers OIBDAN to be an important indicator of the operational strengths and performances of the Company’s businesses. OIBDAN, a non-GAAP financial metric generally employed as a measure of cash flow, is defined for the purposes of the senior executive incentive compensation plan as operating income (loss) before corporate expense, non-cash depreciation of tangible assets, non-cash amortization of intangible assets , non-cash compensation and other non-cash charges, such as charges for impairment of intangible assets.

The financial performance threshold on which the payment of bonuses is based (the “Performance Target”) consists of a formula that weights predetermined OIBDAN goals for 2009 for CKX on a consolidated basis (60%), as well as budget goals for each of 19 Entertainment (20%), Elvis Presley Enterprises (15%) and Muhammad Ali Enterprises (5%). The OIBDAN targets for CKX as well as each of the aforementioned divisions represent amounts that would evidence growth over financial performance for the prior year.

The target bonuses for Messrs. Sillerman, Slater, Tytel and Benson are $1.6 million, $325,000, $325,000 and $325,000, respectively (each, a “Target Bonus”). For Mr. Fuller, the target bonus is £1.5 million. The target bonus amounts were determined based on competitive data compiled on our peer group as well as additional data (annual incentive structures, not levels) drawn from the public filings pertaining to key executive incentive compensation in other media and entertainment companies.

The executives will be paid 50% of the Target Bonus amounts upon achieving 90% of the Performance Target, with the payment increasing proportionately to 100% of Target Bonus upon achieving 100% of the Performance Target and increasing proportionately from there to 200% of Target Bonus upon achieving 120% of the Performance Target. The Committee also considers performance in several subjective measures including strategy, brand equity development and management succession planning among others and retains the discretion to adjust downward the bonus payable to an executive based on these evaluations.

The Committee also retains the discretion to approve bonuses outside of the annual incentive compensation plan if such bonuses are in the best interests of the stockholders and the Company. Any such bonuses granted outside of the plan, however, would not qualify for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code.

Long-Term Incentives

The Company maintains the 2005 Omnibus Long-Term Incentive Compensation Plan, which was adopted by the board of directors in February 2005 and subsequently approved by the Company’s stockholders at a special meeting in March 2005. This plan, which is administered by the Compensation Committee, permits the use of stock options, restricted stock, stock, performance shares or awards, stock appreciation rights and other forms of long-term incentives.

Upon the recommendation of management, in February 2008, the Compensation Committee approved grants of stock options for 165,500 shares to 78 employees, which are distributed among the Company’s subsidiaries and its corporate headquarters, none of which were to the named executive officers. In considering management’s recommendations, the Compensation Committee reviewed the duties and responsibilities, salary levels and performance assessments of each of the prospective stock option recipients and approved all requested grants.

In January 2007, the Compensation Committee adopted a policy whereby all annual award of stock options issued in connection with the year-end compensation review are to be granted on the first business day that is 72 hours after the release of the Company’s earnings. The Company believes that this policy aligns its employee’s interests with those of its stockholders as the price of award grants will be determined at a time when there is maximum transparency regarding the Company’s financial results. In addition to these annual grants, management and the Compensation Committee retain the flexibility to make grants of equity rewards from time to time during the year, including to new employees. Equity rewards to new employees will be priced at the close of the market on the day that employment commences. In accordance with this policy, all stock options approved by the Compensation Committee in February 2008 were granted on March 13, 2008, which was the first business day 72 hours after the filing of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2007.

In April 2008, the Chief Executive Officer and Chairman of the Company recommended, and the Compensation Committee approved, a grant of 200,000 shares of restricted stock to Mr. Fuller based on the outstanding performance of 19 Entertainment Limited, the subsidiary of which Mr. Fuller serves as Chief Executive Officer. The restrictions on the shares shall lapse ratably over a five year period, provided that all restrictions will lapse upon 19 Entertainment exceeding a pre-established financial performance target for 2008. The Company established a threshold amount, measured by OIBDAN, that, if surpassed, would evidence substantial growth over 2007. In March 2009, the Committee determined that 19 Entertainment had met its financial performance target for 2008 and the restrictions on Mr. Fuller’s restricted stock grant lapsed accordingly. The decision to make this grant to Mr. Fuller was in large part in recognition of 19 Entertainment Limited substantially exceeding its budgeted results for 2007 and the continued outstanding performance of the American Idol platform in 2007, including the television show, record sales and the summer tour.

Perquisites

The Company provides its named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its objective of attracting and retaining exceptional executive talent. Perquisites to the named executive officers for 2008 included the following:

•	The Company provided a $24,000 car allowance to each of Messrs. Sillerman, Ferrel, Slater, Tytel and Benson and a $25,601 car allowance to Mr. Fuller.

•	The Company paid health and insurance premiums for each of Messrs. Sillerman, Ferrel, Slater, Tytel and Benson in the amount of $23,786.

•	The Company contributed $2,262 to a personal pension scheme maintained in the United Kingdom by Mr. Fuller on his behalf.

•	Certain employees of the Company are permitted to provide services to Mr. Sillerman and/or entities he controls, provided that the Company is reimbursed for the fair value of such services, as determined by the Compensation Committee. The Compensation Committee determined the value of the services provided in 2008 by employees of the Company to Mr. Sillerman and/or entities he controls was $159,706. Mr. Sillerman’s salary for the year ended December 31, 2008 was reduced by such amount to compensate the Company for such services.

401(k) Plan

The Company maintains a retirement savings plan, or a 401(k) Plan, for the benefit of its eligible employees. Employees eligible to participate in our 401(k) Plan are those employees who have attained the age of 21 and have been employed by the Company for a period of at least three months. Employees may elect to defer their compensation up to the statutorily prescribed limit. The Company matches 100% of the first 3% of each employee’s salary and 50% of the next 2% of an employee’s salary to the plan in cash. The matching funds provided by the Company, along with employees’ deferrals are 100% vested when contributed. During 2008, the Company provided $9,200 in matching contributions to the Company’s 401(k) plan for each of Messrs. Sillerman, Ferrel, Slater, Tytel and Benson. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, the contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the plan, and all contributions are deductible by the Company when made.

Employment Agreements

As described under “Components of Executive Compensation” above, in 2005, the Company entered into employment agreements with Messrs. Sillerman, Ferrel, Slater, Tytel and Benson that provided for initial annual base salaries of $650,000 for Mr. Sillerman, $650,000 for Mr. Ferrel, $650,000 for Mr. Slater, $650,000 for Mr. Tytel and $450,000 for Mr. Benson, increased annually by the greater of five percent or the rate of inflation. The employment agreements were approved by the Compensation Committee in recognition of the need to provide certainty to both the Company and the individuals with respect to their continued and active participation in the growth of the Company.

Each of such named executive officers also may receive during his continued satisfactory performance of the employment agreement a bonus to be determined annually in the discretion of, and on the recommendation of, the Compensation Committee. As noted above, in 2008, Messrs. Sillerman, Slater, Tytel and Benson received bonuses of $1,150,000, $275,000, $275,000, and $225,000, respectively.

Mr. Sillerman’s employment agreement is for a term of six years, while the agreement for each of Messrs. Slater, Tytel and Benson is for a term of five years, in each case beginning as of February 8, 2005. The employment agreements include a non-competition agreement between the executive officer and our Company which is operative during the term. Upon a “change in control,” the executive officer may terminate his employment, and, upon doing so, will no longer be subject to the non-competition provisions. In addition, Mr. Sillerman’s employment agreement provides that if Mr. Sillerman’s employment is terminated by our Company without “cause,” or if there is a “constructive termination without cause,” as such terms are defined in the employment agreements, his non-compete shall cease to be effective on the later of such termination or three years from the effective date of the agreement.

In January 2008, Mr. Sillerman’s employment agreement with CKX was amended to allow him to serve as Chairman and Chief Executive Officer of FX Real Estate and Entertainment Inc. Mr. Sillerman was appointed Chief Executive Officer of FX Real Estate and Entertainment Inc. on January 10, 2008. Mr. Sillerman has entered into an employment agreement with FX Real Estate and Entertainment Inc. which became effective on November 1, 2008.

In January 2009, the employment agreements of each of Messrs. Sillerman, Slater, Tytel and Benson were amended and restated for the purpose of incorporating, as necessary, the regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended.

The employment agreements for each of Messrs. Sillerman, Slater, Tytel and Benson provide for certain payments to be made to the executives upon such executive’s death or disability as more fully described below under “Potential Payments upon Death or Disability,” as well as upon a Change of Control or a termination without Cause, as more fully described under “Potential Payments upon Termination without Cause or Change-in-Control.”

The amended and restated employment agreements between the Company and Messrs. Sillerman, Slater, Tytel and Benson were filed with the SEC on January 7, 2009 as Exhibits 10.1 (Sillerman), 10.2 (Slater), 10.3 (Tytel) and 10.4 (Benson) to the Company’s Current Report on Form 8-K. The employment agreement between the Company and Mr. Ferrel was filed with the SEC on May 19, 2005 as Exhibit 10.27 to Amendment No. 1 to Form S-1/A (Registration Statement No. 333-123995).

Mr. Ferrel’s employment agreement with the Company was terminated upon his resignation as President on December 18, 2008. Mr. Ferrel continues to serve as a consultant to the Company.

In connection with the Company’s acquisition of 19 Entertainment, the Company entered into an employment agreement with Simon Fuller under which he continues to serve as the Chief Executive Officer of 19 Entertainment. The agreement is effective March 17, 2005 and provides for a term of six years. During the term, Mr. Fuller’s professional services are exclusive to 19 Entertainment subject to minor pre-approved business activities that do not compete with 19 Entertainment and do not affect Mr. Fuller’s ability to perform his duties to 19 Entertainment. The agreement provides for an annual base salary of £480,000 (or $784,848 as of October 28, 2009). In addition to such compensation and customary benefits, Mr. Fuller also may receive during his continued satisfactory performance of the employment agreement a bonus to be determined annually in the discretion of our board of directors, on the recommendation of the Compensation Committee. Mr. Fuller has agreed to certain non-competition and non-solicitation provisions, both in his employment agreement, which is governed by U.K. law, and in a separate non-compete agreement governed by New York law. Under his employment agreement, Mr. Fuller has agreed to restrictions covering the period ending on the earlier of twelve months following the termination of the agreement or six years from the date of the agreement. Under the terms of his separate non-compete agreement governed by New York law, Mr. Fuller is subject to non-competition, non-solicitation and non-disclosure provisions for a period of five years from the date of our acquisition of 19 Entertainment. The employment agreement between 19 Entertainment and Simon Fuller was filed with the SEC as Exhibit 10.19 to the Form 10-QSB for the three months ended March 31, 2005.

Components of Compensation for Divisional Management

The key elements of annual compensation for executives at the Company’s divisions and subsidiaries are base salary, annual performance incentive awards and long-term incentive awards. This category of individuals includes members of senior management at the Company’s operating divisions who generally play a key role in formulating, overseeing and effectuating the Company’s projects, strategies and operations at the subsidiary and/or divisional level. Each of the individuals in this category is party to an employment agreement with the relevant subsidiary, which establishes a base annual salary and provides for a discretionary bonus. In each case, the base annual salary has been established based on prevailing market rates as well as the historical practice of the subsidiary in question as it relates to a particular position.

As with senior executive officers, the Company believes that senior management at its subsidiaries and divisions need to be provided with sufficient incentive to actively pursue economic growth and the success of the Company. Therefore, on an annual basis management recommends and the Compensation Committee reviews and approves an incentive cash compensation plan to provide for cash bonus payments based on the performance of the relevant division/subsidiary and the involvement of each individual in achieving the predetermined goals. The incentive compensation plan provides for a pre-determined bonus pool for senior employees of each subsidiary, as well as a predetermined target bonus for each individual, the amount of which will depend upon the subsidiary as well as the Company achieving or surpassing their respective budgeted results for that year. In addition to the formulaic aspects of the incentive compensation plan, management, subject to the approval of the Compensation Committee, retains some discretion in increasing and/or decreasing the individual bonus payments paid under the plan to appropriately reward or punish notable achievement or lack thereof.

In addition to payments under the incentive compensation plan described in the preceding paragraph, each of the individuals in this category are eligible to receive annual award grants under the Company’s 2005 Omnibus Incentive Compensation Plan. The Company believes that the inclusion of an equity component in each employee’s annual compensation is important in aligning each participant’s interest with those of the overall Company, giving each individual a vested interest in the growth of CKX and rewarding each employee as the Company achieves additional levels of economic success.

Internal Revenue Code Section 162(m)

Beginning in 1994, the Omnibus Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code limiting to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is “qualified performance-based compensation.” The Compensation Committee and the Company have determined that the Company’s general policy is to design its short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m) and to be consistent with providing appropriate compensation to executives. Stockholder approval of the 2005 Omnibus Long-Term Incentive Compensation Plan has previously been sought and obtained, thereby ensuring that qualifying grants made pursuant to that plan will qualify for the performance-based exemption. While the Compensation Committee considers the impact of this rule when developing executive compensation programs, it retains the flexibility to structure the Company’s compensation programs in ways that best promote the interests of the Company and its stockholders. The Committee believes that all payments made under the plan that result in an executive receiving in excess of $1.0 million for 2008 will be exempt from the limits on deductability pursuant to Section 162(m) of the Internal Revenue Code.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Edwin M. Banks, Chairman
Edward Bleier
Jack Langer

2008 Summary Compensation Table

The table below summarizes the compensation earned for services rendered to the Company in all capacities for the fiscal year ended December 31, 2008 by our Chief Executive Officer and the five other most highly compensated executive officers of the Company (the “named executive officers”) who served in such capacities during 2008. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

									Change in
									Pension
									Value
									and
									Nonqualified
									Deferred
						Stock		Option	Compensation
Name and Principal	Fiscal		Salary	Bonus		Awards		Awards	Earnings	All Other
Position	Year		($)	($)		($)		($)	($)	Compensation		Total

Robert F.X. Sillerman	2008	(1)	$595,050	$1,150,000	(1)	—		—	—	$216,692	(2)	$1,961,742
Chairman and Chief	2007	(3)	$588,505	—		—		—	—	$184,725	(4)	$773,230
Executive Officer	2006	(5)	$558,975	—		—		—	—	$192,895	(6)	$751,870
Thomas P. Benson	2008		$519,078	$225,000		—		—	—	$56,986	(7)	$801,064
Chief Financial Officer	2007		$496,125	$225,000		—		—	—	$56,605	(8)	$777,730
	2006		$470,625	—		—		—	—	$55,395	(9)	$526,020
Simon Fuller	2008	(10)	$1,038,757	$1,488,910		$1,700,000	(11)	—	—	$25,601	(12)	$4,253,268
Chief Executive Officer of	2007	(10)	$989,352	—		—		—	—	$29,445	(13)	$1,018,797
19 Entertainment Limited	2006	(10)	$884,640	$645,050		—		—	—	$31,104	(13)	$1,560,794
Michael G. Ferrel	2008	(14)	$727,014	—		—		—	—	$56,986	(7)	$784,000
President	2007		$716,625	$275,000		—		—	—	$56,605	(8)	$1,048,230
	2006		$679,792	—		—		—	—	$55,395	(9)	$735,187
Mitchell J. Slater	2008		$749,684	$275,000		—		—	—	$56,986	(7)	$1,081,670
Chief Operating Officer	2007		$716,625	$275,000		—		—	—	$56,605	(8)	$1,048,230
	2006		$679,792	—		—		—	—	$55,395	(9)	$735,187
Howard J. Tytel	2008		$749,684	$275,000		—		—	—	$56,986	(7)	$1,081,670
Senior Executive Vice	2007		$716,625	$275,000		—		—	—	$56,605	(8)	$1,048,230
President, Director of Legal	2006		$679,792	—		—		—	—	$55,395	(9)	$735,187
and Governmental Affairs

(1)	The amount of $172,954 was withheld from Mr. Sillerman’s annual salary during 2008 in anticipation of compensating the Company for services performed by Company employees for Mr. Sillerman or entities he controls. The Compensation Committee determined that employees of the Company provided services for Mr. Sillerman in 2008 valued at $159,706. This amount has been included under the column “All Other Compensation.” In March 2009, the Company paid Mr. Sillerman the amount of $13,248, representing the difference between the amount withheld and the value of the services provided to Mr. Sillerman during 2008. Although this amount was paid in 2009, it is included under “Salary” above since it relates to Mr. Sillerman’s compensation for the fiscal year ended December 31, 2008. Although Mr. Sillerman’s bonus amount of $1,150,000 was paid in 2009, it is included under “Bonus” above since it relates to Mr. Sillerman’s compensation for the fiscal year ended December 31, 2008.

(2)	Includes: (a) $24,000 car allowance; (b) $23,786 of health and dental insurance premiums paid by the Company on behalf of Mr. Sillerman; (c) $9,200 of matching contributions made by the Company to Mr. Sillerman’s account under the Company’s 401(k) Plan; and (d) $159,706 for services provided by Company employees for Mr. Sillerman and/or entities he controls.

(3)	The amount of $164,778 was withheld from Mr. Sillerman’s annual salary during 2007 in anticipation of compensating the Company for services performed by Company employees for Mr. Sillerman or entities he controls. The Compensation Committee determined that employees of the Company provided services for Mr. Sillerman in 2007 valued at $128,120. This amount has been included under the column “All Other Compensation.” In February 2007, the Company paid Mr. Sillerman the amount of $36,658, representing the difference between the amount withheld and the value of the services provided to Mr. Sillerman during 2007. Although this amount was paid in 2008, it is included under “Salary” above since it relates to Mr. Sillerman’s compensation for the fiscal year ended December 31, 2007.

(4)	Includes: (a) $24,000 car allowance; (b) $23,605 of health and dental insurance premiums paid by the Company on behalf of Mr. Sillerman; (c) $9,000 of matching contributions made by the Company to Mr. Sillerman’s account under the Company’s 401(k) Plan; and (d) $128,120 for services provided by Company employees for Mr. Sillerman and/or entities he controls.

(5)	The amount of $155,512 was withheld from Mr. Sillerman’s annual salary during 2006 in anticipation of compensating the Company for services performed by Company employees for Mr. Sillerman or entities he controls. The Compensation Committee determined that employees of the Company provided services for Mr. Sillerman in 2006 valued at $120,817. This amount has been included under the column “All Other Compensation.” In February 2007, the Company paid Mr. Sillerman the amount of $34,695, representing the difference between the amount withheld and the value of the services provided to Mr. Sillerman during 2006. Although this amount was paid in 2007, it is included under “Salary” above since it relates to Mr. Sillerman’s compensation for the fiscal year ended December 31, 2006.

(6)	Includes: (a) $24,000 car allowance; (b) $22,595 of health and dental insurance premiums paid by the Company on behalf of Mr. Sillerman; (c) $8,800 of matching contributions made by the Company to Mr. Sillerman’s account under the Company’s 401(k) Plan; (d) $120,817 for services provided by Company employees for Mr. Sillerman and/or entities he controls; and (e) $16,683 for the portion of time that the drivers that the Company provides to Mr. Sillerman spent rendering non-business related services for Mr. Sillerman in 2006.

(7)	Includes: (a) $24,000 car allowance; (b) $23,786 of health and dental insurance premiums paid by the Company on behalf of the named executive offer; and (c) $9,200 of matching contributions made by the Company to the named executive officer’s account under the Company’s 401(k) Plan.

(8)	Includes: (a) $24,000 car allowance; (b) $23,605 of health and dental insurance premiums paid by the Company on behalf of the named executive offer; and (c) $9,000 of matching contributions made by the Company to the named executive officer’s account under the Company’s 401(k) Plan.

(9)	Includes: (a) $24,000 car allowance; (b) $22,595 of health and dental insurance premiums paid by the Company on behalf of the named executive offer; and (c) $8,800 of matching contributions made by the Company to the named executive officer’s account under the Company’s 401(k) Plan.

(10)	Mr. Fuller is paid in U.K. pounds sterling. The average exchange rates applied in 2006, 2007 and 2008 were $1.843, $1.963 and $1.85518, respectively, per U.K. pound sterling.

(11)	Represents the fair value on the grant date of 200,000 shares of restricted stock which were granted to Mr. Fuller on April 15, 2008.

(12)	Includes a $25,601 car allowance.

(13)	Includes a $27,089 car allowance.

(14)	Mr. Ferrel resigned as President of the Company on December 18, 2008.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the Compensation Committee during 2008 were Messrs Bleier, Langer and Miller. Mr. Banks joined the Compensation Committee following Mr. Miller’s resignation as a director on January 12, 2009. During 2008, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation Committee.

Options Granted in Fiscal Year 2008

We granted a total of 223,500 options during the fiscal year ended December 31, 2008. None of them were granted to the named executive officers.

Outstanding Equity Awards at December 31, 2008

Option Awards(1)
Equity
Incentive
Plan
Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	(#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		($)	($)	Date

Robert F.X. Sillerman	—	—		—	—	—
Thomas P. Benson	—	—		—	—	—
Simon Fuller	30,000	70,000	(2)	—	$12.20	7/19/2015
Michael G. Ferrel	—	—		—	—	—
Mitchell J. Slater	—	—		—	—	—
Howard J. Tytel	—	—		—	—	—

(1)	This chart reflects outstanding grants as of December 31, 2008. As a result, it does not include options issued to the named executive officers in March 2009, including 250,000 for Mr. Sillerman, 100,000 for Mr. Benson, 250,000 for Mr. Fuller, 100,000 for Mr. Slater and 100,000 for Mr. Tytel.

(2)	Because this chart reflects outstanding grants as of December 31, 2008, 30,000 of Mr. Fuller’s options that vested on July 19, 2009 are reflected as unvested in the chart above. The remaining 40,000 options vest on July 19, 2010.

2008 Fiscal Year Option Exercises and Stock Vested

As of December 31, 2008, Mr. Simon Fuller was the only named senior executive officer holding stock options. As noted in the table above, 30,000 of Mr. Fuller’s options vested on July 19, 2008. None of the named senior executive officers exercised options in 2008 or had any shares of Common Stock vest.

Pension Benefits

None of our named executive officers is covered by a Company sponsored pension plan or other similar benefit plan that provides for payments or other benefits at, following or in connection with retirement. However, Mr. Fuller maintains a personal pension scheme in the United Kingdom. In 2008, the Company contributed approximately $2,262 to such plan on behalf of Mr. Fuller.

Nonqualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not-tax-qualified.

Potential Payments upon Termination without Cause or Change-in-Control

If (i) an executive officer is terminated by our Company without “cause,” (ii) there is a “constructive termination without cause,” or (iii) there is a “change in control,” the employment agreements of Messrs. Sillerman, Ferrel, Slater, Tytel and Benson provide for the following benefits: (a) three years of the base salary in effect at the time of termination, plus (b) a bonus for each partial or full year in the unexpired term in an amount equal to the average of all annual bonuses paid during the term of the agreement prior to termination (but in the event, no bonus has been paid, an amount of $100,000), plus (c) continued eligibility to participate in any benefit plans of our Company through the term. The executive officer may elect to receive the fair market value of the payments provided in (a) and (b) in a lump sum (using a discount rate specified in the employment agreements) rather than receive them over time; provided that in the event of a “change in control,” the executive officer is entitled to a lump sum payment of the amounts included above without any reduction for the present value of such amounts.) While

Mr. Fuller’s employment agreement does not provide for any such payments in the event of termination without cause or a change in control, under UK law, if Mr. Fuller is terminated without cause, he may be entitled to be paid his base salary for the unexpired portion of his employment agreement term. Mr. Fuller would have a duty to mitigate by obtaining substitute employment and the amount that the Company would be obligated to pay to Mr. Fuller as a result of such termination would be reduced by the amount, if any, received by Mr. Fuller from alternate employment sources.

The amount of compensation payable to each named executive officer as described above is listed in the table below assuming the termination occurred on December 31, 2008:

				Health/
				Insurance
Name	Salary	Bonus		Benefits	Total

Robert F.X. Sillerman	$2,249,052	$725,000	(1)	$49,554	$3,023,606
Thomas P. Benson	$1,557,234	$162,500	(1)	$25,768	$1,745,502
Simon Fuller(2)	$1,678,659	—		—	$1,678,659
Michael G. Ferrel(3)	$2,249,052	$143,500	(1)	$25,768	$2,418,320
Mitchell J. Slater	$2,249,052	$187,500	(1)	$25,768	$2,462,320
Howard J. Tytel	$2,249,052	$187,500	(1)	$25,768	$2,462,320

(1)	The bonus amount reflects the one year remaining on Messrs. Benson, Ferrel, Slater and Tytel;’s contracts and the two years remaining on Mr. Sillerman’s contract. In calculating the bonuses, a $225,000 bonus was used for Mr. Benson and a $275,000 bonus was used for Messrs. Slater and Tytel for the years 2007 and 2008. No bonus was paid to these executives for 2005 or 2006, so the minimum $100,000 bonus was used in the calculation for those years. In calculating the bonus for Mr. Ferrel, a $275,000 bonus was used for the year 2007 and the minimum $100,000 bonus was used for 2005, 2006 and 2008, as no bonus was paid to Mr. Ferrel for those years. The bonus amount for Mr. Sillerman was calculated using a $1.15 million bonus for 2008 while the minimum $100,000 bonus was used in calculation for 2005, 2006, and 2007, as no bonus was paid for those years.

(2)	Mr. Fuller’s severance would be paid in U.K. pounds sterling. The exchange rate on December 31, 2008 was $1.48891 per U.K. pound sterling. This amount is an estimate of the amount that may be due to Mr. Fuller as severance under UK law. Mr. Fuller would have a duty to mitigate by obtaining substitute employment and the amount of the severance payment that the Company would be obligated to pay to Mr. Fuller as a result of a termination without cause would be reduced by the amount, if any, received by Mr. Fuller from alternate employment sources.

(3)	Mr. Ferrel resigned as President of the Company on December 18, 2008. Pursuant to his consulting agreement with the Company, however, Mr. Ferrel would remain entitled to this payment upon a “change-in-control” that occurred on or prior to February 7, 2011.

In the event of a change of control, each of the named executives, other than Mr. Fuller, may receive an additional tax-gross up payment to cover any taxes on the total amount so that such named executive officers receive the total amount, without any deduction for taxes. The estimated amount of such tax payments, along with the total amount that would be paid to each such named executive officer, are set forth in the table below assuming December 31, 2008 as the date of the change in control and assuming that Mr. Ferrel had not resigned as President:

	Total	Amount of	Total
	(Before Tax Gross-Up	Gross-Up	(After Tax Gross-Up
Name	Payment)	Payment	Payment)

Robert F.X. Sillerman	$3,206,384	$1,583,440	$4,789,824
Thomas P. Benson	$1,801,474	$656,864	$2,458,338
Michael G. Ferrel	$2,406,650	$1,049,807	$3,456,457
Mitchell J. Slater	$2,518,410	$917,526	$3,435,936
Howard J. Tytel	$2,503,410	$911,318	$3,414,728

In addition to the foregoing, in the event of a “termination without cause,” a “constructive termination without cause,” or a “change in control,” all previously granted but unvested restricted shares of Common Stock or options to purchase Common Stock held by Messrs. Sillerman, Ferrel, Slater, Tytel and Benson shall vest fully. As of December 31, 2008, none of such named executive officers held any stock options or unvested restricted shares of Common Stock.

The employment agreements of such named executive officers further provide that the Company will indemnify each of them for taxes incurred if his “change in control” payment is deemed an “excess parachute payment” under the Internal Revenue Code.

At December 31, 2008, Mr. Fuller currently held an option to acquire 100,000 shares of Common Stock, 30,000 of which was vested and 70,000 of which was unvested. See “Outstanding Equity Awards at December 31, 2008.” Under the stock option award agreement governing Mr. Fuller’s option, the option would become immediately vested and exercisable upon a change in control of the Company unless the successor company assumed or substituted Mr. Fuller’s stock option by offering Mr. Fuller the right to purchase or receive the same consideration received by the Company’s stockholders in the transaction constituting a change in control for each share of Common Stock subject to his option. If a change of control occurred on December 31, 2008 and the successor company did not substitute or assume Mr. Fuller’s stock options as described above, the value of Mr. Fuller’s accelerated option would have been $0, as the exercise price ($12.20) of his option was higher than the closing price of the Company’s Common Stock on December 31, 2008 ($3.67), the last trading day prior to the hypothetical change in control date.

Potential Payments upon Death or Disability

The employment agreements of each of Messrs. Sillerman, Ferrel, Slater, Tytel and Benson provide for the following benefits in the event of their death: (a) a payment in an amount equal to three times base salary in effect at the time of the executive officer’s death plus (b) the full costs of the continuation of any group health, dental and life insurance program through which coverage was provided to any dependent of the executive officer prior to his death, for three years following the executive officer’s death and (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. The approximate amount that would be due to the estate of each of such named executive officers in the event of their death as of December 31, 2008, and assuming that Mr. Ferrel had not resigned as President, would be $2,320,410 for each of Messrs. Sillerman, Ferrel, Slater and Tytel and $1,628,592 for Mr. Benson. Mr. Fuller is not contractually entitled to any payments from the Company upon his death.

Pursuant to the employment agreements for Messrs. Sillerman, Ferrel, Slater, Tytel and Benson, in the event of a disability continuing for a period in excess of six continuous months, such named executive officer shall be entitled to his full salary for the first six months of his disability (the last day of such six-month period is referred to as the disability date), and, thereafter, each such named executive officer would be entitled to an accelerated payment equal to 75% of his salary for the remainder of the term of his employment agreement. Assuming a disability date of December 31, 2008 and assuming that Mr. Ferrel had not resigned as President, the approximate amount that would be due to Mr. Sillerman would be $1,293,394, the approximate amount that would be due to each of Messrs. Ferrel, Slater and Tytel would be $718,552 and the approximate amount that would be due to Mr. Benson would be $513,280. Such amounts would be reduced by any benefits payable to the named executive officer under any insurance plan for which the Company paid the premiums. Under Mr. Fuller’s employment agreement, in the event of a disability continuing for a period in excess of six months in any rolling twelve-month period, he would be entitled to his full salary during the initial six-month period and, thereafter, to approximately $74,446 per year as long as he was undergoing medical treatment aimed at procuring his return to work. Mr. Fuller’s employment agreement provides that if he becomes incapable of performing his duties for six months or more during any twelve-month period by reason of ill health or other incapacity, he may be terminated. If the Company executes this right of termination, the maximum amount that the Company would be required to pay to Mr. Fuller, assuming a disability date of December 31, 2008, would be $390,839, less normal deductions for tax and national insurance.

ANNUAL REPORT

A copy of the Company’s 2008 Annual Report to Stockholders on Form 10-K for the year ended December 31, 2008, as amended, is being made available to stockholders at http://bnymellon.mobular.net/bnymellon/ckxe. The Form 10-K is also available on the Company’s website at www.ckx.com.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2010 ANNUAL MEETING OF CKX STOCKHOLDERS

We have an advance notice provision under our bylaws for stockholder business to be presented at annual meetings of stockholders. Such provision states that in order for stockholder business to be brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than the close of business one hundred twenty (120) days prior to the date of the annual meeting and not later than the later of (a) the close of business ninety (90) days prior to such annual meeting or (b) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made by the Company.

Due to various circumstances and timing concerns, the Company held its annual meetings for 2008 and 2009 in December of each year. Commencing with 2010, the Company intends to return to its original schedule of holding its annual meetings of stockholders during the second quarter of each year.

The Company’s stockholders may submit for inclusion in the Company’s proxy statement for the 2010 annual meeting of stockholders proposals on matters appropriate for stockholder action at the 2010 annual meeting of stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s 2010 annual meeting by no later than January 31, 2010. If next year’s annual meeting is held on a date more than 30 calendar days from May 31, 2010, a stockholder proposal must be received by a reasonable time before the Company begins to make its proxy solicitation materials accessible for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company at any time since the beginning of the last fiscal year, nor any individual nominated to be a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the annual meeting.

OTHER MATTERS

Our board of directors does not intend to bring any matters before the annual meeting other than those specifically set forth in the notice of the annual meeting and, as of the date of this proxy statement, does not know of any matters to be brought before the annual meeting by others. If any other matters properly come before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying proxy to vote those proxies on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Such reports and other information filed by the Company may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, as well as in the SEC’s public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

Annex A

CKX, Inc. (THE “COMPANY”)
AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee (the “Committee”) shall be as follows:

1. To oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, in consultation with the Chief Financial Officer and senior accounting staff of the Company.

2. To provide assistance to the Board of Directors with respect to its oversight of:

(a) The integrity of the Company’s financial statements;

(b) The Company’s compliance with legal and regulatory requirements, including an evaluation of the performance and competence of the Company’s legal personnel as they relate to the audit function and general maintenance of corporate financial standards;

(c) The independent auditor’s qualifications and independence;

(d) The performance of the Company’s internal audit function and independent auditors; and

(e) An evaluation of the performance and competence of the Company’s senior financial employees, including the Chief Financial Officer.

3. To prepare the report that SEC rules require be included in the Company’s annual proxy statement.

Composition

The Committee shall consist of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the NASDAQ Stock Market and the Sarbanes-Oxley Act.

Qualifications

All members of the Committee shall be able to read and understand fundamental financial statements (or be able to do so within a reasonable period of time after his or her appointment) and at least one member must be a “financial expert” under the requirements of the Sarbanes-Oxley Act.

Compensation

No member of the Committee shall receive compensation other than director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive.

Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed with cause by a majority vote of the Board of Directors, and without cause by a majority vote of the independent directors.

Chairman

A Chairman shall be elected by the full Board of Directors and approved by a majority of the independent directors. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Meetings

The Committee shall meet as frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately with each of management and the independent auditors to discuss any matters that the Committee or the auditors believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management periodically to review the Company’s financial statements in a manner consistent with that outlined in this Charter. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically.

All independent directors who are not members of the Committee may attend meetings of the Committee, but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

Duties and Responsibilities

The Committee shall carry out the duties and responsibilities set forth below. These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions. The Committee shall also carry out any other duties and responsibilities delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in this Charter. The Committee may perform any functions it deems appropriate under applicable law, rules, or regulations, the Company’s by-laws, and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

In discharging its oversight role, the Committee is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain, without seeking Board approval, outside legal, accounting, or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention.

The Committee shall be given full access to the Company’s internal audit group, Board of Directors, corporate executives, and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors, except as otherwise limited by applicable law.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Company’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditors. It also is the job of the CEO and senior management rather than that of the Committee to access and manage the Company’s exposure to risk.

Documents/Reports Review

1. Discuss with management and the independent auditors prior to public dissemination the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

2. Discuss with management and the independent auditors prior to the Company’s filing of any quarterly or annual report (a) whether any significant deficiencies in the design or operation of internal controls exist that could adversely affect the Company’s ability to record, process, summarize, and report financial data; (b) the existence of any material weaknesses in the Company’s internal controls; and (c) the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3. Discuss with management and the independent auditors the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (I.E., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

4. Discuss with management and the independent auditors the Company’s major financial risk exposures, the guidelines and policies by which risk assessment and management is undertaken, and the steps management has taken to monitor and control risk exposure.

Independent Auditors

5. Retain and terminate independent auditors and have the sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with the independent auditors.

6. Inform each public accounting firm performing work for the Company that such firm shall report directly to the Committee.

7. Oversee the work of any public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

8. Approve in advance any significant audit or non-audit engagement or relationship between the Company and the independent auditors using their best judgment and in compliance with rules regarding “prohibited nonauditing services,” as may be specified in the Sarbanes-Oxley Act of 2002 or applicable laws or regulations.

9. Review, at least annually, the qualifications, performance, and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a) At least annually obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company;

(b) Ensure the rotation of the lead audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself;

(c) Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company; and

(d) Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

Financial Reporting Process

10. In consultation with the independent auditors, management, and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding (a) all critical accounting policies and practices to be used by the Company and the related disclosure of those critical accounting policies under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures, and treatments, and the treatment preferred by the independent auditor; (c) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (d) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; (e) issues with respect to the design and effectiveness of the Company’s disclosure controls and procedures, management’s evaluation of those controls and procedures, and any issues relating to such controls and procedures during the most recent reporting period; (f) the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the financial statements of the Company; and (g) any other material written communications between the independent auditor and the Company’s management.

11. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

12. Review with the independent auditor any audit problems or difficulties encountered and management’s response thereto. In this regard, the audit committee must regularly review with the independent auditor (a) any audit problems or other difficulties encountered by the auditor in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

13. Review and discuss with the independent auditor the responsibilities, budget, and staffing of the Company’s internal audit function.

Legal Compliance/General

14. Review periodically, with the Company’s counsel, both internal and external, any legal matter that could have a significant impact on the Company’s financial statements.

15. Discuss with management and the independent auditors the Company’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

16. Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any public accounting firm may not provide audit services to the Company if the CEO, controller, CFO, chief accounting officer, or any person serving in an equivalent position for the Company was employed by the public accounting firm and participated in any capacity in the audit of the Company within one year of the initiation of the current audit.

17. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Reports

18. Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

19. Report regularly to the full Board of Directors. In this regard, the audit committee should review with the full board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

20. The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

21. Maintain minutes or other records of meetings and activities of the Committee.

Limitation of Audit Committee’s Role

With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including its internal audit staff, as well as the independent auditors have more time, knowledge, and detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. It also is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s internal policies and procedures.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. CKX, Inc. INTERNET http://www.proxyvoting.com/ckxe Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 18665405760 Use any touchtone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postagepaid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 61205 Fulfillment# 61218 ? FOLD AND DETACH HERE ? THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR”
THE ELECTION OF DIRECTORS AND “FOR” ITEM 2. Please mark your votes as indicated in this example ☒ FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR WITHHOLD *EXCEPTIONS ALL FOR ALL ☐ ☐ ☐ 1. ELECTION OF DIRECTORS Nominees: 01 Robert F.X. Sillerman 02 Simon Fuller 03 Howard J. Tytel 04 Edwin M. Banks 05 Edward Bleier 06 Bryan Bloom 07 Jerry L. Cohen 08 Carl D. Hamick 09 Jack Langer (INSTRUCTIONS: To withhold authority to vote for any 2. Vote to ratify Deloitte & Touche LLP as our independent registered public accounting firm for 2009. individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions___ Mark Here for ☐ Address Change or Comments SEE REVERSE Signature___Signature___Date___NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

You can now access your CKX, Inc. account online. Access your CKX, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for CKX, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View bookentry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 18779787778 between 9am7pm MondayFriday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 18003701163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where stepbystep instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ckxe ? FOLD AND DETACH HERE ? PROXY CKX, Inc. Annual Meeting of Stockholders — December 18, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Robert F.X. Sillerman, Howard J. Tytel and Kraig G. Fox, and each of them, with power to act without the other and with power of substitution, as proxies and attorneysinfact and here by authorizes them to represent and vote, as provided on the other side, all the shares of CKX, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held December 18, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 076069250 (Continued and to be marked, dated and signed, on the other side) WO# 61205Fulfillment# 61218